EXHIBIT 99.1


ITEM 5. MARKET FOR REGISTRANT'S COMMON SHARES OF BENEFICIAL INTEREST AND RELATED SHAREHOLDER MATTERS

WRI's common shares are listed and traded on the New York Stock Exchange under the symbol "WRI". The number of holders of record of our common shares as of February 20, 2004 was 3,387. The closing high and low sale prices per common share, as reported on the New York Stock Exchange, and dividends per share paid for the fiscal quarters indicated were as follows:


                                  HIGH        LOW      DIVIDENDS
                                 ------     -------    ---------
            2003:
                Fourth . . . .  $ 30.58     $ 28.39     $ 0.39
                Third. . . . .    30.70       27.97       0.39
                Second . . . .    28.28       26.33       0.39
                First. . . . .    26.93       23.80       0.39

            2002:
                Fourth . . . .  $ 25.50     $ 22.97     $ 0.37
                Third. . . . .    25.76       20.57       0.37
                Second . . . .    24.60       22.37       0.37
                First. . . . .    22.95       21.42       0.37


ITEM  6.  SELECTED  FINANCIAL  DATA

The following table sets forth selected consolidated financial data with respect to WRI, which has been updated to reflect the application of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," for the disposition of two retail shopping centers in June 2004 and the three-for-two share split declared in March 2004. These reclassifications have no effect on the reported net income available to common shareholders in any prior period. The following information should be read in conjunction with "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and accompanying Notes in "Item 8. Financial Statements and Supplementary Data" and the financial schedules included elsewhere in this Form 10-K.



                                                      (Amounts in thousands, except per share amounts)
                                                                   Year Ended December 31,

                                                2003          2002          2001          2000          1999
                                            ------------  ------------  ------------  ------------  ------------

Revenues (primarily real estate rentals) .  $   416,041   $   359,975   $   303,801   $   239,945   $   216,064
                                            ------------  ------------  ------------  ------------  ------------
Expenses:
  Depreciation and amortization. . . . . .       93,382        77,113        65,630        52,047        46,674
  Interest . . . . . . . . . . . . . . . .       88,871        65,863        54,473        43,190        32,982
  Other. . . . . . . . . . . . . . . . . .      128,296       109,566        93,502        73,970        66,995
                                            ------------  ------------  ------------  ------------  ------------
      Total. . . . . . . . . . . . . . . .      310,549       252,542       213,605       169,207       146,651
                                            ------------  ------------  ------------  ------------  ------------

Income from operations . . . . . . . . . .      105,492       107,433        90,196        70,738        69,413
Equity in earnings of joint ventures . . .        4,743         4,043         5,547         4,143         3,654
Income allocated to minority interests . .       (2,723)       (3,553)         (475)         (630)         (789)
Gain on sale of properties . . . . . . . .          714           188         8,339           382        20,594
Discontinued operations (1). . . . . . . .        8,054        23,756         4,935         4,368         3,258
                                            ------------  ------------  ------------  ------------  ------------
Net income . . . . . . . . . . . . . . . .  $   116,280   $   131,867   $   108,542   $    79,001   $    96,130
                                            ============  ============  ============  ============  ============
Net income available to common
  shareholders . . . . . . . . . . . . . .  $    97,880   $   112,111   $    88,839   $    58,961   $    76,537
                                            ============  ============  ============  ============  ============

Cash flows from operations . . . . . . . .  $   163,545   $   168,488   $   146,659   $   119,043   $   113,351
                                            ============  ============  ============  ============  ============

Per share data - basic: (2)
    Income before discontinued operations.  $      1.14   $      1.13   $      1.16   $       .91   $      1.22
    Net income . . . . . . . . . . . . . .  $      1.24   $      1.44   $      1.23   $       .98   $      1.27
    Weighted average number of shares. . .       78,800        77,866        72,155        60,245        60,051

Per share data - diluted: (2)
    Income before discontinued operations.  $      1.14   $      1.13   $      1.16   $       .91   $      1.22
    Net income . . . . . . . . . . . . . .  $      1.24   $      1.43   $      1.23   $       .98   $      1.27
    Weighted average number of shares. . .       81,574        80,041        72,553        60,595        60,503

Cash dividends per common share (2). . . .  $      1.56   $      1.48   $      1.41   $      1.33   $      1.26

Property (at cost) . . . . . . . . . . . .  $ 3,200,091   $ 2,695,286   $ 2,352,393   $ 1,728,414   $ 1,486,224
Total assets . . . . . . . . . . . . . . .  $ 2,923,794   $ 2,423,889   $ 2,095,747   $ 1,498,477   $ 1,312,746
Debt . . . . . . . . . . . . . . . . . . .  $ 1,810,706   $ 1,330,369   $ 1,070,835   $   792,353   $   592,978

Other data:
Funds from operations: (3)
      Net income available to common
        shareholders . . . . . . . . . . .  $    97,880   $   112,111   $    88,839   $    58,961   $    76,537
      Depreciation and amortization. . . .       88,853        76,855        67,803        55,344        49,256
      Gain on sale of properties . . . . .       (7,273)      (18,614)       (9,795)         (382)      (20,596)
                                            ------------  ------------  ------------  ------------  ------------
                  Total. . . . . . . . . .  $   179,460   $   170,352   $   146,847   $   113,923   $   105,197
                                            ============  ============  ============  ============  ============


     (1) SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" requires the operating results and gain (loss) on the sale of operating properties to be reported as discontinued operations.

     (2) All per share and weighted average share information has been restated to reflect the three-for-two share split in March 2004.


                                        2


     (3) The National Association of Real Estate Investment Trusts defines funds from operations as net income (loss) computed in accordance with generally accepted accounting principles, excluding gains or losses from sales of property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. In addition, NAREIT recommends that extraordinary items not be considered in arriving at FFO. We calculate FFO in a manner consistent with the NAREIT definition. We believe FFO is an appropriate supplemental measure of operating performance because it helps investors compare the operating performance of our company relative to other REITs. There can be no assurance that FFO presented by WRI is comparable to similarly titled measures of other REITs. FFO should not be considered as an alternative to net income or other measurements under GAAP as an indicator of our operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. FFO does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness.


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto and the comparative summary of selected financial data appearing elsewhere in this report. Historical results and trends which might appear should not be taken as indicative of future operations. The results of operations and financial condition of the company, as reflected in the accompanying statements and related footnotes, are subject to management's evaluation and interpretation of business conditions, retailer performance, changing capital market conditions and other factors which could affect the ongoing viability of the company's tenants.

EXECUTIVE  OVERVIEW

WRI focuses on increasing Funds from Operations and dividend payments to the company's common shareholders through hands-on leasing and management of the existing portfolio of properties and through disciplined growth from selective acquisitions and new developments. The company is also committed to maintaining a conservative balance sheet, a well-staggered debt maturity schedule and strong credit agency ratings.

At December 31, 2003, WRI owned or operated under long-term leases, either directly or through its interest in joint ventures or partnerships, a total of 327 developed income-producing properties located in 19 states that span the southern half of the United States from coast to coast. Included in the portfolio are 266 shopping centers and 61 industrial properties. WRI has approximately 6,600 leases and 4,800 different tenants. Leases for our properties range from less than a year for smaller spaces to over 25 years for larger tenants. Leases generally include minimum lease payments (which often increase over the lease term), reimbursements of property operating expenses, including ad valorem taxes, and additional rent payments based on a percentage of the tenants' sales. The majority of our anchor tenants are supermarkets, value-oriented apparel/discount stores and other retailers or service providers who generally sell basic necessity-type goods and services. The stability of our anchor tenants, combined with convenient locations, attractive and well-maintained properties, high quality retailers and a strong tenant mix, should ensure the long-term success of our merchants and the viability of our portfolio.

In assessing the performance of the company's properties, management carefully tracks the occupancy of the company's portfolio. Occupancy for the total portfolio was 93.3% as of year-end 2003 compared to 91.7% as of year-end 2002. Another important indicator of performance is the spread in rental rates on a same-space basis as we complete new leases and renew existing leases. In 2003, WRI completed 1,215 new leases or renewals for the year totaling 6.7 million square feet, increasing rental rates an average of 9.2% on a same-space basis. Net of capital costs, the average increase in rental rates was 5.1%.

With respect to external growth through acquisitions and new developments, management closely monitors movements in returns in relation to its blended weighted average cost of capital, the amount of product in its acquisition and new development pipelines and the geographic areas in which opportunities are present. The company purchased 16 shopping centers and five industrial properties during 2003, comprising 4.5 million square feet, and representing a total investment of $413.8 million. These purchases included six properties in Florida, four each in Georgia and Texas, two in California, one each in Colorado, Illinois and North Carolina, and two in the state of Utah. Utah represents the 19th state in which WRI operates, and was a logical expansion given WRI's geographic footprint in the southern part of the United States from coast to coast.

With  respect to new development, WRI completed 12 projects during 2003 totaling
1.1 million square feet, representing an investment of $151.1 million. As with acquisitions, management closely monitors returns on new opportunities as well as performance against underwritten returns on projects under development. Projects completed in 2003 are 97.5% leased. WRI also has 13 shopping centers in various stages of development in Arizona, Colorado, Louisiana, Nevada, Texas and Utah, and the company anticipates that the majority of them will come on-line during 2004.

Continuing its strategy of selling assets that no longer meet its ownership criteria, the company disposed of eight properties during the year. These property sales represented a total of 404,000 square feet and provided proceeds of $17.9 million, generating a gain of $6.5 million, which includes $.5 million from an unconsolidated joint venture.

Management is also committed to maintaining a strong, conservative capital structure, which provides constant access to a variety of capital sources. The strength of WRI's balance sheet is evidenced by unsecured debt ratings of "A" by Standard and Poor's and "A3" by Moody's rating services, the highest combined ratings of any public REIT. The company carefully balances obtaining low cost financing with minimizing exposure to interest rate movements, matching long-term liabilities with the long-term assets acquired or developed and maintaining adequate debt to market capitalization, fixed charge coverage and other ratios as necessary to retain our current credit ratings. In executing this strategy, the company redeemed its Series A and B Cumulative Redeemable Preferred Shares during the year through issuance of $75 million of depositary shares, each representing one-thirtieth of a 6.75% Series D Cumulative Redeemable Preferred Share, and 3.3 million common shares of beneficial interest, respectively. The company also issued $211 million of unsecured fixed-rate medium term notes during the year with a weighted average rate of 5.2% and a weighted average term of 10.7 years.

With respect to future trends, management expects continued improvement in the performance of the existing portfolio through increased occupancy and rental rate increases as the economy trends upward. With respect to external growth, we have already closed seven acquisitions totaling $231.9 million in 2004 and have nearly $140 million of properties in the pipeline. Each of these potential acquisitions is still subject to a stringent due diligence process and, therefore, there is no assurance that any or all will be purchased. Management anticipates an increase in interest rates over the course of 2004. In managing this risk and maintaining adequate capacity to fund external growth, the company has issued $150 million of ten-year unsecured fixed-rate medium term notes with a weighted average interest rate, net of the effect of related swaps, of 5.1% thus far in 2004.

SUMMARY  OF  CRITICAL  ACCOUNTING  POLICIES

Our discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and contingencies as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We evaluate our assumptions and estimates on an on-going basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Valuation  of  Receivables
An allowance for the uncollectible portion of accrued rents and accounts receivable is determined based upon an analysis of balances outstanding, historical bad debt levels, tenant credit worthiness and current economic trends. Balances outstanding include base rents, tenant reimbursements and receivables attributable to the straight-lining of rental commitments. Additionally, estimates of the expected recovery of pre-petition and post-petition claims with respect to tenants in bankruptcy is considered in assessing the collectibility of the related receivables.

Property
Real estate assets are stated at cost less accumulated depreciation, which, in the opinion of management, is not in excess of the individual property's estimated undiscounted future cash flows, including estimated proceeds from disposition. Depreciation is computed using the straight-line method, generally over estimated useful lives of 18-50 years for buildings and 10-20 years for parking lot surfacing and equipment. Major replacements where the betterment extends the useful life of the asset are capitalized and the replaced asset and corresponding accumulated depreciation are removed from the accounts. All other maintenance and repair items are charged to expense as incurred.

Upon acquisitions of real estate, the company assesses the fair value of acquired assets (including land, buildings on an "as if vacant" basis, acquired out-of-market and in-place leases, and tenant relationships) and acquired liabilities, and allocates the purchase price based on these assessments. The company assesses fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and specific market/economic conditions that may affect the property.

Property also includes costs incurred in the development of new operating properties. These costs include preacquisition costs directly identifiable with the specific project, development and construction costs, interest and real estate taxes. Indirect development costs, including salaries and benefits, travel and other related costs that are clearly attributable to the development of the property, are also capitalized. The capitalization of such costs ceases at the earlier of one year from the completion of major construction or when the property, or any completed portion, becomes available for occupancy.

WRI's properties are reviewed for impairment if events or changes in circumstances indicate that the carrying amount of the property may not be recoverable. In such an event, a comparison is made of the current and projected operating cash flows of each such property into the foreseeable future on an undiscounted basis to the carrying amount of such property. Such carrying amount would be adjusted, if necessary, to estimated fair value to reflect an impairment in the value of the asset.

RESULTS  OF  OPERATIONS
COMPARISON  OF  THE  YEAR ENDED DECEMBER 31, 2003 TO THE YEAR ENDED DECEMBER 31,
2002

Revenues
Total revenues increased by $56.0 million or 15.6% in 2003 ($416.0 million in 2003 versus $360.0 million in 2002). This increase resulted primarily from the increase in rental revenues of $53.6 million and other income of $2.0 million. Property acquisitions and new development activity contributed $45.7 million of the rental income increase with the remainder of $7.9 million due to the activity at our existing properties, as described below.

Occupancy (leased space) of the total portfolio increased as compared to the prior year as follows:


                                                  DECEMBER 31,
                                               -----------------
                                                2003       2002
                                               ------     ------
          Shopping Centers. . . . . . . . . .  93.5%      92.5%
          Industrial. . . . . . . . . . . . .  92.4%      88.7%
          Total . . . . . . . . . . . . . . .  93.3%      91.7%




In 2003, we completed 1,215 renewals and new leases comprising 6.7 million square feet at an average rental rate increase of 9.2%. Net of the amortized portion of capital costs for tenant improvements, the increase averaged 5.1%.

Other income increased by $2.0 million or 39.2% in 2003 ($7.1 million in 2003 versus $5.1 million in 2002). This increase is due primarily to an increase in lease cancellation payments from various tenants.

Expenses
Total expenses increased by $58.0 million or 23.0% in 2003 ($310.5 million in 2003 versus $252.5 million in 2002).

The increases in 2003 for depreciation and amortization expense ($16.3 million), operating expenses ($9.8 million) and ad valorem taxes ($3.5 million) are primarily a result of the properties acquired and developed during the year. Overall, direct operating costs and expenses (operating and ad valorem tax expense) of operating our properties as a percentage of rental revenues declined from 28% in 2002 to 27% in 2003.

Interest expense as reported represents the gross interest expense on our indebtedness plus interest expense on our preferred shares classified as liabilities less interest that is capitalized for properties under development and over-market interest payments on mortgages assumed through acquisitions. Interest expense as reported in 2003 increased by $23.0 million due to the combination of increased gross interest expense, increased interest expense from preferred shares, decreased interest capitalization and increased over-market interest. Gross interest expense increased by $17.3 million in 2003 due to an increase in the average debt outstanding from $1.2 billion in 2002 to $1.5 billion in 2003. This was offset by a decrease in the weighted-average interest rate between the two periods from 6.3% in 2002 to 6.2% in 2003. Interest on preferred shares increased by $3.4 million and represents the dividends paid or accrued as of December 31, 2003 on WRI's Series B and Series C Cumulative Redeemable Preferred Shares that are classified as liabilities in 2003 versus equity in 2002, as a result of the adoption of SFAS No. 150. Interest capitalized in 2003 decreased by $3.3 million versus 2002 due to completion of new development projects in 2003. Interest from our over-market mortgages increased from zero in 2002 to $1.0 million in 2003.

General and administrative expenses increased by $2.7 million or 24.3% in 2003 ($13.8 million in 2003 versus $11.1 million in 2002). This increase results primarily from normal compensation increases as well as increases in staffing necessitated by the growth in the portfolio. General and administrative expense as a percentage of rental revenues was 3% in 2003 and 2002, respectively.

Loss on early redemption of preferred shares of $2.7 million represents the unamortized original issuance costs related to the Series B Cumulative Redeemable Preferred Shares redeemed in December 2003.

Other
Equity in earnings of joint ventures increased by $.7 million or 17.5% in 2003 ($4.7 million in 2003 versus $4.0 million in 2002). This increase is due primarily to the gain on the sale of a shopping center in Lake Charles, Louisiana in a 50%-owned unconsolidated joint venture.

Income allocated to minority interests decreased by $.8 million or 22.9% in 2003 ($2.7 million in 2003 versus $3.5 million in 2002). This decrease resulted primarily from a $1.1 million gain on the sale of a shopping center in a consolidated partnership in 2002 that did not recur in 2003. Offsetting this decrease is higher minority interest expense from the acquisition of an industrial park in Atlanta in March 2003 and seven shopping centers in Raleigh in April 2002, both of which utilized a DownREIT structure. These limited partnerships are included in our consolidated financial statements because we exercise financial and operating control.

WRI began reporting discontinued operations effective January 2002 based on the guidelines established in SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which broadened the definition of discontinued operations to include components of an entity whose operations and cash flows are clearly distinguishable from the rest of the entity for operational and financial reporting purposes. Income from discontinued operations decreased $15.7 million in 2003 ($8.1 million in 2003 versus $23.8 million in 2002). Included in this caption for 2003 are the operating results and gain from the disposition of seven properties in 2003 totaling 371,000 square feet of gross leasable area plus the operating results of two properties sold in the second quarter of 2004. Included in the 2002 amounts are the operating results and gain from the disposition of seven properties in 2002 totaling 681,000 square feet of gross leasable area plus the operating results of the seven properties sold in 2003 and the two properties sold in the second quarter of 2004.

RESULTS  OF  OPERATIONS
COMPARISON  OF  THE  YEAR ENDED DECEMBER 31, 2002 TO THE YEAR ENDED DECEMBER 31,
2001

Revenues
Total revenues increased by $56.2 million or 18.5% in 2002 ($360.0 million in 2002 versus $303.8 million in 2001). This increase resulted primarily from the increase in rental revenues of $55.2 million in 2002. Property acquisitions and new development contributed $53.3 million of this increase. Bad debt expense contributed $.9 million as it declined from $2.7 million in 2001 to $1.8 million in 2002 due to the recovery of previously reserved receivables. The remaining portion of the rental revenue increase is due to activity at our existing properties, as described below, offset by the effect of property dispositions in 2001.

Occupancy (leased space) of the total portfolio decreased as compared to the prior year as follows:


                                                  DECEMBER 31,
                                               -----------------
                                                2002       2001
                                               ------     ------
          Shopping Centers. . . . . . . . . .  92.5%      92.8%
          Industrial. . . . . . . . . . . . .  88.7%      90.1%
          Total . . . . . . . . . . . . . . .  91.7%      92.2%



In 2002, we completed 1,301 renewals and new leases comprising 5.1 million square feet at an average rental rate increase of 8.2%. Net of the amortized portion of capital costs for tenant improvements, the increase averaged 5.6%.

Expenses
Total expenses increased by $38.9 million or 18.2% in 2002 ($252.5 million in 2002 versus $213.6 million in 2001).

The increases in 2002 for depreciation and amortization expense ($11.5 million), operating expenses ($8.3 million) and ad valorem taxes ($6.2 million) are primarily a result of the properties acquired and developed during the year. Overall, direct operating costs and expenses (operating and ad valorem tax expense) of operating our properties as a percentage of rental revenues were 28% in 2002 and 2001, respectively.

Interest expense as reported represents the gross interest expense on our indebtedness less interest that is capitalized for properties under development. Gross interest expense increased by $11.3 million in 2002 due to an increase in the average debt outstanding from $927.6 million in 2001 to $1.2 billion in 2002. This was offset by a decrease in the weighted-average interest rate between the two periods from 6.9% in 2001 to 6.3% in 2002. Interest expense as reported increased $11.4 million in 2002 due primarily to the increase in gross interest expense.

General and administrative expenses increased by $1.6 million or 16.7% in 2002 ($11.1 million in 2002 versus $9.6 million in 2001), which is primarily due to normal compensation increases as well as increases in staffing necessitated by the growth in the portfolio. General and administrative expense as a percentage of rental revenues was 3% in 2002 and 2001, respectively.

Other
Equity in earnings of joint ventures decreased by $1.5 million or 27.3% in 2002 ($4.0 million in 2002 versus $5.5 million in 2001). This decrease results primarily from the gain on the sale of two mini-storage warehouses in 50%-owned unconsolidated joint ventures in August 2001.

Income allocated to minority interests increased by $3.1 million in 2002 ($3.6 million in 2002 versus $.5 million in 2001). This increase is due primarily to the acquisition of seven supermarket-anchored shopping centers in the Raleigh-Durham market in April 2002 utilizing a DownREIT structure. These limited partnerships are included in our consolidated financial statements because we exercise financial and operating control. Also, $1.1 million of this increase results from a gain from the sale of a shopping center in a consolidated partnership that is reported as discontinued operations in the Statements of Consolidated Income and Comprehensive Income.

Income from discontinued operations increased $18.9 million in 2002 ($23.8 million in 2002 versus $4.9 million in 2001). Included in this caption for 2002 are the operating results and gain from the disposition of seven properties in 2002 totaling 681,000 square feet of gross leasable area plus the operating results of seven properties disposed in 2003 and two properties sold in the second quarter of 2004. Included in the 2001 amounts are the operating results of two properties sold in the second quarter of 2004 and seven properties sold both in 2003 and 2002.

The gain on sale of $8.3 million in continuing operations in 2001 was due primarily to the sale of nine properties. Prior to the application of SFAS No. 144, WRI reported its property dispositions in this caption.

FUNDS  FROM  OPERATIONS

The National Association of Real Estate Investment Trusts defines funds from operations as net income (loss) computed in accordance with generally accepted accounting principles, excluding gains or losses from sales of property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. In addition, NAREIT recommends that extraordinary items not be considered in arriving at FFO. We calculate FFO in a manner consistent with the NAREIT definition. We believe FFO is an appropriate supplemental measure of operating performance because it helps investors compare the operating performance of our company relative to other REITs. There can be no assurance that FFO presented by WRI is comparable to similarly titled measures of other REITs. FFO should not be considered as an alternative to net income or other measurements under GAAP as an indicator of our operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. FFO does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness.

Funds  from  operations  is  calculated  as  follows  (in  thousands):


                                                                                  YEAR ENDED DECEMBER 31,
                                                                           ----------------------------------
                                                                              2003        2002        2001
                                                                           ----------  ----------  ----------
Net income available to common shareholders . . . . . . . . . . . . . . .  $  97,880   $ 112,111   $  88,839
Depreciation and amortization . . . . . . . . . . . . . . . . . . . . . .     86,913      74,870      65,940
Depreciation and amortization of unconsolidated joint ventures. . . . . .      1,940       1,985       1,863
Gain on sale of properties. . . . . . . . . . . . . . . . . . . . . . . .     (6,765)    (18,614)     (8,368)
Gain on sale of properties of unconsolidated joint ventures . . . . . . .       (508)                 (1,427)
                                                                           ----------  ----------  ----------
              Funds from operations . . . . . . . . . . . . . . . . . . .    179,460     170,352     146,847
Funds from operations attributable to operating
  partnership units . . . . . . . . . . . . . . . . . . . . . . . . . . .      4,554       3,644         180
                                                                           ----------  ----------  ----------
              Funds from operations assuming conversion of OP units . . .  $ 184,014   $ 173,996   $ 147,027
                                                                           ==========  ==========  ==========


Weighted average shares outstanding - basic . . . . . . . . . . . . . . .     78,800      77,866      72,155
Effect of dilutive securities:
      Share options and awards. . . . . . . . . . . . . . . . . . . . . .        690         492         282
      Operating partnership units . . . . . . . . . . . . . . . . . . . .      2,084       1,683         116
                                                                           ----------  ----------  ----------
Weighted average shares outstanding - diluted . . . . . . . . . . . . . .     81,574      80,041      72,553
                                                                           ==========  ==========  ==========


EFFECTS  OF  INFLATION

The rate of inflation was relatively unchanged in 2003. WRI has structured its leases, however, in such a way as to remain largely unaffected should significant inflation occur. Most of the leases contain percentage rent provisions whereby WRI receives increased rentals based on the tenants' gross sales. Many leases provide for increasing minimum rentals during the terms of the leases through escalation provisions. In addition, many of WRI's leases are for terms of less than ten years, which allows WRI to adjust rental rates to changing market conditions when the leases expire. Most of WRI's leases also require the tenants to pay their proportionate share of operating expenses and ad valorem taxes. As a result of these lease provisions, increases due to inflation, as well as ad valorem tax rate increases, generally do not have a significant adverse effect upon WRI's operating results.


CAPITAL  RESOURCES  AND  LIQUIDITY

WRI anticipates that cash flows from operating activities will continue to provide adequate capital for all dividend payments in accordance with REIT requirements. Cash on hand, internally-generated cash flow, borrowings under our existing credit facilities, issuance of secured and unsecured debt, as well as other debt and equity alternatives, should provide the necessary capital to maintain and operate our properties, refinance debt maturities and achieve planned growth, which are WRI's primary liquidity needs.

Investing  Activities  -  Acquisitions
During 2003, WRI invested $404.6 million in the acquisition of operating properties of which $307.8 million was invested in shopping centers and $96.8 million was invested in industrial properties. Additionally, we acquired a retail property through an investment of $9.2 million in a 40%-owned unconsolidated joint venture. We acquired 16 shopping centers adding 2.6 million square feet and five industrial properties adding 1.9 million square feet to our portfolio. Non-recourse secured debt totaling $180.2 million, of which $25.2 million is held by joint ventures or partnerships in which we participate, was assumed in conjunction with these purchases. Additionally, operating partnership units valued at $6.8 million were issued in conjunction with the purchase of three properties that used the DownREIT structure. The cash requirements for all acquisitions in 2003 were initially financed under WRI's revolving credit facilities, funded with excess cash flow from our existing portfolio of properties or with proceeds from property dispositions.

Investing  Activities  -  New  Development  and  Capital  Expenditures
With  respect to new development, WRI completed 12 projects during 2003 totaling
1.1 million square feet, representing an investment of $151.1 million. As of December 31, 2003, WRI has 13 retail developments underway in which we invested $41.3 million during 2003 and expect to invest $22.7 million in 2004. Upon completion, these projects will represent a total investment of approximately $129.0 million and will add 944,000 square feet to the portfolio. These projects will come on-line during 2004. All new development in 2003 was initially financed under WRI's revolving credit facilities, funded with excess cash flow from our existing portfolio of properties or with proceeds from property dispositions.

Capital expenditures for additions to the existing portfolio, acquisitions, and new development totaled $507.7 million in 2003 and $351.2 million in 2002.
WRI's share of capital expenditures for unconsolidated joint ventures or partnerships, including the purchase and development of properties by newly-formed joint ventures or partnerships was $20.9 million in 2003 and $1.8 million in 2002.

Financing  Activities  -  Debt
Total debt outstanding increased to $1.8 billion at December 31, 2003 from $1.3 billion at December 31, 2002, due primarily to funding of acquisitions and new development. Total debt at December 31, 2003 includes $1.5 billion on which interest rates are fixed, including the net effect of our $112.5 million of interest rate swaps, and $351.9 million which bears interest at variable rates. Additionally, debt totaling $593.7 million is secured by operating properties while the remaining $1.2 billion is unsecured.

In November 2003, WRI closed on an Amended and Restated Credit Agreement for a $400 million unsecured revolving credit facility with a syndicate of banks. The facility bears an interest rate of LIBOR plus 50 basis points. Additionally, the facility includes a competitive bid option that allows WRI to hold auctions at lower pricing for short-term funds for up to $200 million and an accordion feature, which can increase the facility amount up to $600 million at our option. WRI used $195.0 million under this facility to retire in full its outstanding obligations under a $350 million unsecured revolving credit facility and a $50 million unsecured term loan, both of which matured in November 2003. As of December 31, 2003, WRI is in full compliance with the Amended and Restated Credit Agreement currently in place. WRI also has an unsecured and uncommitted overnight credit facility totaling $20 million to be used for cash management purposes.

During the year ended December 31, 2003, WRI issued a total of $211 million of unsecured fixed-rate medium term notes with a weighted average interest rate of 5.2% and a weighted average term of 10.7 years. Subsequent to year-end, WRI issued a total of $150 million of ten-year unsecured fixed-rate medium term notes with a weighted average rate of 5.1%, including the effect of related swap transactions discussed below. Proceeds received from both the 2003 and 2004 medium term note issuances were used to pay down amounts outstanding under our revolving credit facilities. In addition, a $25 million floating-rate medium term note matured in July 2003, and a $15 million fixed-rate medium term note matured in December 2003.

WRI hedges the future cash flows of its debt transactions, as well as changes in the fair value of its debt instruments, principally through interest rate swaps with major financial institutions. As of December 31, 2003, we have two interest rate swap contracts, which fix interest rates at 7.7% on an aggregate notional amount of $20 million and expire in June 2004. We have determined that these swap contracts are highly effective in offsetting future variable interest cash flows of the revolving credit debt and, accordingly, they have been designated as cash flow hedges with a fair value, net of accrued interest, of $.6 million at December 31, 2003 and are included in Other Liabilities. Also, we have ten interest rate swap contracts with an aggregate notional amount of $92.5 million at December 31, 2003 that convert fixed interest payments at rates ranging from 6.4% to 7.4% to variable interest payments. These contracts have been designated as fair value hedges. We have determined that they are highly effective in limiting our risk of changes in the fair value of the fixed-rate notes attributable to changes in variable interest rates. The fair value of these ten interest rate swaps, net of accrued interest, at December 31, 2003 was $5.1 million and is included in Other Assets.

In December 2003, we entered into two forward-starting interest rate swaps with an aggregate notional amount of $97.0 million in anticipation of the issuance of fixed-rate medium term notes subsequent to year-end. These contracts were designated as a cash flow hedge of forecasted interest payments for $100 million of unsecured notes with a coupon of 4.9% that were sold in February 2004. Concurrent with the sale of the 4.9% notes, we settled our $97.0 million forward-starting interest rate swap contracts, resulting in a loss of $.9 million recorded in accumulated other comprehensive income. This $.9 million loss is being amortized to earnings over the life of the 4.9% notes. In January 2004, we entered into four additional forward-starting interest rate swaps with an aggregate notional amount of $194.0 million in anticipation of the issuance of fixed-rate medium term notes before April 2004. Medium term notes totaling $50 million were issued in January 2004, at which time one of the four forward-starting interest rate swaps with a notional amount of $48.5 million was settled at a loss of $.7 million.

In conjunction with acquisitions completed during 2003, we assumed $155.0 million of non-recourse debt secured by the related properties. The weighted average interest rate on this debt is 7.1%, and the weighted average remaining life is 6.6 years. Additionally, we assumed non-recourse debt secured by three properties that are held by joint ventures or partnerships in which we participate. Our share of this debt totaled $25.2 million with a weighted average interest rate of 7.6% and a weighted average remaining life of 7.5 years.

In December 2003, $88.0 million of 7.125% Series B Cumulative Redeemable Preferred Shares were redeemed from the proceeds of the common share offerings in the fourth quarter of 2003.

Financing  Activities  -  Equity
Common and preferred dividends increased to $139.3 million in 2003, compared to $135.2 million in 2002 and $123.0 million in 2001. WRI satisfied its REIT requirement of distributing at least 90% of ordinary taxable income for each of the three years ending December 31, 2003. Our dividend payout ratio on common equity for 2003, 2002 and 2001 approximated 68.8%, 67.7% and 70.4%, respectively,  based  on  funds  from  operations  for  the  applicable  year.

In April 2003, the SEC declared effective WRI's $1 billion shelf registration statement, of which $555.9 million was available as of March 2, 2004. WRI will continue to closely monitor both the debt and equity markets and carefully consider its available financing alternatives, including both public and private placements.

With respect to its preferred shares, WRI has engaged in the following transactions:

In April 2003, the company issued $75 million of depositary shares. Each depositary share represents one-thirtieth of a 6.75% Series D Cumulative Redeemable Preferred Share at a redemption price of $25 per depositary share, plus any accrued and unpaid dividends thereon. The depositary shares are not convertible or exchangeable for any other property or securities of WRI and are classified as equity at December 31, 2003.

The 7.44% Series A Cumulative Redeemable Preferred Shares were redeemed in May 2003 with proceeds from the April 2003 issuance of $75 million of depositary shares. The original issuance costs of $2.5 million for the Series A shares were reported as a deduction in arriving at Net Income Available to Common Shareholders.

The 7.125% Series B Cumulative Redeemable Preferred Shares were redeemed in December 2003 with proceeds from common share offerings in the fourth quarter of 2003. Due to the adoption of SFAS No. 150 in the third quarter of 2003, these shares were reclassified from equity to liabilities. The unamortized original issuance costs of $2.7 million for these shares were reported as a loss in arriving at Operating Income.

The 7.0% Series C Cumulative Redeemable Preferred Shares remain outstanding as of December 31, 2003, have a liquidation value of $50 per share, and, due to the adoption of SFAS No. 150 in the third quarter of 2003, were reclassified from equity to liabilities.

In October 2003, we issued 1.8 million common shares of beneficial interest. Net proceeds to WRI totaled $50.9 million based on a price of $30.33 per share. In November 2003, we issued an additional 1.5 million common shares of beneficial interest. Net proceeds to WRI totaled $44.5 million based on a price of $30.47 per share. The proceeds from the above offerings were used primarily to redeem our Series B preferred shares.

In March 2004, we issued an additional 3.6 million common shares of beneficial interest. Net proceeds to WRI totaled $118.0 million based on a price of $33.64 per share. The proceeds from this offering will be used primarily to redeem our Series C preferred shares on April 1, 2004.

CONTRACTUAL  OBLIGATIONS

The following table summarizes the company's principal contractual obligations as of December 31, 2003 (in thousands):


                                           2004       2005       2006        2007       2008      Thereafter       Total
                                        ----------  ---------  ----------  ---------  ----------  -----------   ------------
Unsecured Debt: (1)
      Medium Term Notes. . . . . . . .  $  50,000   $ 52,500   $  37,000   $ 79,000   $  36,000   $   500,500    $  755,000
      7% 2011 Bonds. . . . . . . . . .                                                                200,000       200,000
      Revolving Credit Facilities. . .     18,050                241,000                                            259,050

Secured Debt . . . . . . . . . . . . .     53,412     21,824      21,063     19,378     163,682       314,349       593,708

Ground Lease Payments. . . . . . . . .      1,468      1,310       1,075        904         874        22,986        28,617

Construction Contracts on
  Development Projects . . . . . . . .     22,651                                                                    22,651
                                        ----------  ---------  ----------  ---------  ----------  -----------   ------------

Total Contractual Obligations. . . . .  $ 145,581   $ 75,634   $ 300,138   $ 99,282   $ 200,556   $ 1,037,835   $ 1,859,026
                                        ==========  =========  ==========  =========  ==========  ============  ============

---------------------------
(1) Total unsecured debt obligations as shown above are $2.9 million less than total unsecured debt as reported due to amortization of the discount on medium term notes and the fair value of interest rate swaps.

As of year-end 2003 and 2002, WRI did not have any off-balance sheet arrangements.

NEW  ACCOUNTING  PRONOUNCEMENTS

On January 1, 2002, WRI adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 broadened the definition of discontinued operations to include components of an entity whose operations and cash flows are clearly distinguishable from the rest of the entity for operational and financial reporting purposes. Included in Income from Discontinued Operations for 2003 are the operating results and gain from the disposition of seven properties in 2003 totaling 371,000 square feet of gross leasable area plus the operating results of two properties sold in the second quarter of 2004. Included in the 2002 amounts are the operating results and gain from the disposition of seven properties in 2002 totaling 681,000 square feet of gross leasable area plus the operating results of the seven properties sold in 2003 and the two properties sold in the second quarter of 2004.

In November 2002, FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others". FIN 45 establishes new disclosure and liability-recognition requirements for direct and indirect debt guarantees with specified characteristics. The initial measurement and recognition requirements of FIN 45 are effective prospectively for guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material impact on WRI's financial position, results of operations or cash flows.

In December 2002, FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123", which was effective for fiscal years beginning after December 15, 2002. This statement provides alternative methods of transition for an entity that voluntarily changes to the fair value-based method of accounting for stock-based employee compensation. It also amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We adopted this statement effective January 1, 2003 using the prospective method, which requires us to recognize stock-based employee compensation as an expense when new share options are awarded, and determined that the adoption of SFAS No. 148 did not have a material impact on our results of operations or cash flows.

In January 2003, FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities". FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. FIN 46, as amended, requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest (other than a majority voting interest). WRI has assessed its joint ventures and believes that the adoption of FIN 46 will not have a material impact on our financial position, results of operations or cash flows.

In  May  2003,  FASB  issued  SFAS  No.  150  "Accounting  for Certain Financial
Instruments with Characteristics of both Liabilities and Equity", which was effective for the first interim period beginning after June 15, 2003. SFAS No. 150 requires that certain financial instruments that incorporate an obligation by the issuer to transfer assets or issue equity be reported as liabilities. Financial instruments that fall within the scope of SFAS No. 150 include equity shares and non-controlling interests in subsidiaries that are mandatorily redeemable. WRI's Series B and Series C Cumulative Redeemable Preferred Shares fall within the scope of SFAS No. 150, since they are mandatorily redeemable and redemption is through transfer of cash or a variable number of WRI common shares. Accordingly, we reclassified the redemption value, net of unamortized issuance costs of $6.3 million, from equity to liabilities identified as "Preferred Shares Subject to Mandatory Redemption" as of September 30, 2003.

FORWARD-LOOKING  STATEMENTS

This Annual Report includes certain forward-looking statements reflecting WRI's expectations in the near term that involve a number of risks and uncertainties; however, many factors may materially affect the actual results, including demand for our properties, changes in rental and occupancy rates, changes in property operating costs, interest rate fluctuations, and changes in local and general economic conditions. Accordingly, there is no assurance that WRI's expectations will be realized.

ITEM  8.  FINANCIAL  STATEMENTS  AND  SUPPLEMENTARY  DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To  the  Board  of  Trust  Managers  and  Shareholders  of
     Weingarten  Realty  Investors:

     We have audited the accompanying consolidated balance sheets of Weingarten Realty Investors and subsidiaries (the "Company") as of December 31, 2003 and 2002, and the related statements of consolidated income and comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedules listed in the Index at Item 15. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Weingarten Realty Investors and subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

     As discussed in Note 2 to the consolidated financial statements, in 2002 the Company changed its method of accounting for the impairment and disposal of long-lived assets to conform to Statement of Financial Accounting Standards No. 144.

DELOITTE  &  TOUCHE  LLP

Houston,  Texas
March  9,  2004,  except  for  Notes  1,  2,  7,  8,  9,  16,  18,
19, 20, and financial statement schedule III, as to which the date is September 8, 2004


           STATEMENTS OF CONSOLIDATED INCOME AND COMPREHENSIVE INCOME
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                     Year Ended December 31,
                                                                ----------------------------------
                                                                   2003        2002        2001
                                                                ----------  ----------  ----------
Revenues:
     Rentals . . . . . . . . . . . . . . . . . . . . . . . . .  $ 407,387   $ 353,783   $ 298,580
     Interest income . . . . . . . . . . . . . . . . . . . . .      1,587       1,054       1,167
     Other . . . . . . . . . . . . . . . . . . . . . . . . . .      7,067       5,138       4,054
                                                                ----------  ----------  ----------

                   Total . . . . . . . . . . . . . . . . . . .    416,041     359,975     303,801
                                                                ----------  ----------  ----------

Expenses:
     Depreciation and amortization . . . . . . . . . . . . . .     93,382      77,113      65,630
     Interest. . . . . . . . . . . . . . . . . . . . . . . . .     88,871      65,863      54,473
     Operating . . . . . . . . . . . . . . . . . . . . . . . .     64,608      54,816      46,487
     Ad valorem taxes. . . . . . . . . . . . . . . . . . . . .     47,129      43,602      37,445
     General and administrative. . . . . . . . . . . . . . . .     13,820      11,148       9,570
     Loss on early redemption of preferred shares. . . . . . .      2,739
                                                                ----------  ----------  ----------

                   Total . . . . . . . . . . . . . . . . . . .    310,549     252,542     213,605
                                                                ----------  ----------  ----------

Operating Income . . . . . . . . . . . . . . . . . . . . . . .    105,492     107,433      90,196
     Equity in Earnings of Joint Ventures. . . . . . . . . . .      4,743       4,043       5,547
     Income Allocated to Minority Interests. . . . . . . . . .     (2,723)     (3,553)       (475)
     Gain on Sale of Properties. . . . . . . . . . . . . . . .        714         188       8,339
                                                                ----------  ----------  ----------
Income Before Discontinued Operations. . . . . . . . . . . . .    108,226     108,111     103,607
                                                                ----------  ----------  ----------
     Operating Income from Discontinued Operations . . . . . .      2,015       4,284       4,935
     Gain on Sale of Properties. . . . . . . . . . . . . . . .      6,039      19,472
                                                                ----------  ----------  ----------
                   Income from Discontinued Operations . . . .      8,054      23,756       4,935
                                                                ----------  ----------  ----------
Net Income . . . . . . . . . . . . . . . . . . . . . . . . . .    116,280     131,867     108,542
                                                                ----------  ----------  ----------

     Preferred Share Dividends . . . . . . . . . . . . . . . .    (15,912)    (19,756)    (19,703)
     Redemption Costs of Series A Preferred Shares . . . . . .     (2,488)
                                                                ----------  ----------  ----------
Net Income Available to Common Shareholders. . . . . . . . . .  $  97,880   $ 112,111   $  88,839
                                                                ==========  ==========  ==========

Net Income Per Common Share - Basic:
     Income Before Discontinued Operations . . . . . . . . . .  $    1.14   $    1.13   $    1.16
     Discontinued Operations . . . . . . . . . . . . . . . . .        .10         .31         .07
                                                                ----------  ----------  ----------
     Net Income. . . . . . . . . . . . . . . . . . . . . . . .  $    1.24   $    1.44   $    1.23
                                                                ==========  ==========  ==========

Net Income Per Common Share - Diluted:
     Income Before Discontinued Operations . . . . . . . . . .  $    1.14   $    1.13   $    1.16
     Discontinued Operations . . . . . . . . . . . . . . . . .        .10         .30         .07
                                                                ----------  ----------  ----------
     Net Income. . . . . . . . . . . . . . . . . . . . . . . .  $    1.24   $    1.43   $    1.23
                                                                ==========  ==========  ==========

Net Income . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 116,280   $ 131,867   $ 108,542
                                                                ----------  ----------  ----------
Other Comprehensive Income (Loss):
     Cumulative effect of change in accounting principle
       (SFAS No. 133) on other comprehensive loss. . . . . . .                             (1,877)
     Unrealized derivative gain (loss) on interest rate swaps.      1,451       2,065      (2,579)
     Unrealized derivative gain (loss) on forward-starting
       interest rate swaps . . . . . . . . . . . . . . . . . .       (159)       (159)      1,520
     Minimum pension liability adjustment. . . . . . . . . . .        959      (1,572)
                                                                ----------  ----------  ----------
Other Comprehensive Income (Loss). . . . . . . . . . . . . . .      2,251         334      (2,936)
                                                                ----------  ----------  ----------

Comprehensive Income . . . . . . . . . . . . . . . . . . . . .  $ 118,531   $ 132,201   $ 105,606
                                                                ==========  ==========  ==========


                 See Notes to Consolidated Financial Statements.


                                      CONSOLIDATED BALANCE SHEETS
                           (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                                   December 31,
                                                                            --------------------------
                                                                                2003          2002
                                                                            ------------  ------------
                                 ASSETS
Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 3,200,091   $ 2,695,286
Accumulated Depreciation . . . . . . . . . . . . . . . . . . . . . . . . .     (527,375)     (460,832)
                                                                            ------------  ------------
      Property - net . . . . . . . . . . . . . . . . . . . . . . . . . . .    2,672,716     2,234,454
Investment in Real Estate Joint Ventures . . . . . . . . . . . . . . . . .       32,742        28,738
                                                                            ------------  ------------

          Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2,705,458     2,263,192
                                                                            ------------  ------------

Notes Receivable from Real Estate Joint Ventures and Partnerships. . . . .       36,825        14,747
Unamortized Debt and Lease Costs . . . . . . . . . . . . . . . . . . . . .       70,895        48,377
Accrued Rent and Accounts Receivable (net of allowance for doubtful
  accounts of $4,066 in 2003 and $4,302 in 2002) . . . . . . . . . . . . .       43,368        38,156
Cash and Cash Equivalents. . . . . . . . . . . . . . . . . . . . . . . . .       20,255        27,420
Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       46,993        31,997
                                                                            ------------  ------------

                           Total . . . . . . . . . . . . . . . . . . . . .  $ 2,923,794   $ 2,423,889
                                                                            ============  ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 1,810,706   $ 1,330,369
Preferred Shares Subject to Mandatory Redemption, net. . . . . . . . . . .      109,364
Accounts Payable and Accrued Expenses. . . . . . . . . . . . . . . . . . .       79,686        81,488
Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       52,671        23,636
                                                                            ------------  ------------

          Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2,052,427     1,435,493
                                                                            ------------  ------------

Minority Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       49,804        54,983
                                                                            ------------  ------------

Commitments and Contingencies

Shareholders' Equity:
    Preferred Shares of Beneficial Interest - par value, $.03 per share;
      shares authorized: 10,000
        7.44% Series A cumulative redeemable preferred shares of
          beneficial interest;  3,000 shares issued and outstanding
          at December 31, 2002 . . . . . . . . . . . . . . . . . . . . . .                         90
        7.125% Series B cumulative redeemable preferred shares of
          beneficial interest;  3,600 shares issued and 3,518 shares
          outstanding at December 31, 2002 . . . . . . . . . . . . . . . .                        106
        7.0% Series C cumulative redeemable preferred shares of
          beneficial interest;  2,300 shares issued and 2,253 shares
          outstanding at December 31, 2002 . . . . . . . . . . . . . . . .                         67
        6.75% Series D cumulative redeemable preferred shares of
          beneficial interest;  100 shares issued and outstanding
          at December 31, 2003; liquidation preference $75,000 . . . . . .           90
    Common Shares of Beneficial Interest - par value, $.03 per share;
      shares authorized: 150,000; shares issued and outstanding:
      81,889 in 2003 and 78,113 in 2002. . . . . . . . . . . . . . . . . .        2,488         2,415
    Capital Surplus. . . . . . . . . . . . . . . . . . . . . . . . . . . .      993,570     1,082,046
    Accumulated Dividends in Excess of Net Income. . . . . . . . . . . . .     (174,234)     (148,709)
    Accumulated Other Comprehensive Loss . . . . . . . . . . . . . . . . .         (351)       (2,602)
                                                                            ------------  ------------
          Shareholders' Equity . . . . . . . . . . . . . . . . . . . . . .      821,563       933,413
                                                                            ------------  ------------

                           Total . . . . . . . . . . . . . . . . . . . . .  $ 2,923,794   $ 2,423,889
                                                                            ============  ============

                See Notes to Consolidated Financial Statements.


                                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                                             (AMOUNTS IN THOUSANDS)


                                                                         Year Ended December 31,
                                                                 -----------------------------------------
                                                                    2003           2002           2001
                                                                 -----------    -----------    -----------
Cash Flows from Operating Activities:
    Net income. . . . . . . . . . . . . . . . . . . . . . . . .  $  116,280     $  131,867     $  108,542
    Adjustments to reconcile net income to net cash provided
      by operating activities:
        Depreciation and amortization . . . . . . . . . . . . .      94,455         79,344         68,316
        Loss on early redemption of preferred shares. . . . . .       2,739
        Equity in earnings of joint ventures. . . . . . . . . .      (4,743)        (4,043)        (5,547)
        Income allocated to minority interests. . . . . . . . .       2,723          3,553            475
        Gain on sale of properties. . . . . . . . . . . . . . .      (6,753)       (19,660)        (8,339)
        Changes in accrued rent and accounts receivable . . . .      (5,596)        (9,016)       (12,680)
        Changes in other assets . . . . . . . . . . . . . . . .     (31,579)       (16,947)       (22,869)
        Changes in accounts payable and accrued expenses. . . .      (3,491)         2,940         17,307
        Other, net. . . . . . . . . . . . . . . . . . . . . . .        (490)           450          1,454
                                                                 -----------    -----------    -----------
                Net cash provided by operating activities . . .     163,545        168,488        146,659
                                                                 -----------    -----------    -----------

Cash Flows from Investing Activities:
    Investment in properties. . . . . . . . . . . . . . . . . .    (339,287)      (214,128)      (471,174)
    Notes receivable:
        Advances. . . . . . . . . . . . . . . . . . . . . . . .     (22,577)        (9,663)        (2,895)
        Collections . . . . . . . . . . . . . . . . . . . . . .         509          2,285          7,943
    Proceeds from sale of properties. . . . . . . . . . . . . .      21,713         45,763         23,146
    Real estate joint ventures and partnerships:
        Investments . . . . . . . . . . . . . . . . . . . . . .      (3,888)        (5,355)        (1,011)
        Distributions . . . . . . . . . . . . . . . . . . . . .       5,064          5,229          4,774
                                                                 -----------    -----------    -----------
                Net cash used in investing activities . . . . .    (338,466)      (175,869)      (439,217)
                                                                 -----------    -----------    -----------

Cash Flows from Financing Activities:
    Proceeds from issuance of:
        Debt. . . . . . . . . . . . . . . . . . . . . . . . . .     467,625        275,997        442,650
        Common shares of beneficial interest. . . . . . . . . .     100,250         13,850        307,722
        Preferred shares of beneficial interest . . . . . . . .      72,758
    Redemption of preferred shares. . . . . . . . . . . . . . .    (162,995)
    Principal payments of debt. . . . . . . . . . . . . . . . .    (170,408)      (132,189)      (329,824)
    Common and preferred dividends paid . . . . . . . . . . . .    (139,317)      (135,160)      (123,015)
    Other, net. . . . . . . . . . . . . . . . . . . . . . . . .        (157)          (131)           138
                                                                 -----------    -----------    -----------
                Net cash provided by financing activities . . .     167,756         22,367        297,671
                                                                 -----------    -----------    -----------

Net increase (decrease) in cash and cash equivalents. . . . . .      (7,165)        14,986          5,113
Cash and cash equivalents at January 1. . . . . . . . . . . . .      27,420         12,434          7,321
                                                                 -----------    -----------    -----------

Cash and cash equivalents at December 31. . . . . . . . . . . .  $   20,255     $   27,420     $   12,434
                                                                 ===========    ===========    ===========



                 See Notes to Consolidated Financial Statements.


                                  STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY
                                              (AMOUNTS IN THOUSANDS)

                                    Year Ended December 31, 2003, 2002 and 2001




                                                        Preferred       Common                     Accumulated    Accumulated
                                                        Shares of      Shares of                   Dividends in     Other
                                                        Beneficial    Beneficial      Capital      Excess of     Comprehensive
                                                         Interest      Interest       Surplus      Net Income       Loss
                                                       -----------   ------------   ------------   -----------   -------------
Balance, January 1, 2001. . . . . . . . . . . . . . .     $   265       $ 2,182     $   758,363    $ (130,943)
  Net income. . . . . . . . . . . . . . . . . . . . .                                                 108,542
  Issuance of common shares . . . . . . . . . . . . .                       216         301,824
  Shares issued under benefit plans . . . . . . . . .                         4           6,571
  Dividends declared - common shares. . . . . . . . .                                                (103,312)
  Dividends declared - preferred shares . . . . . . .                                                 (19,703)
  Redemption of Series B preferred shares . . . . . .          (1)            1
  Redemption of Series C preferred shares . . . . . .          (1)            1              (1)
  Other comprehensive loss. . . . . . . . . . . . . .                                                               $ (2,936)
                                                       -----------   ------------   ------------   -----------   -------------
Balance, December 31, 2001. . . . . . . . . . . . . .         263         2,404       1,066,757      (145,416)        (2,936)
  Net income. . . . . . . . . . . . . . . . . . . . .                                                 131,867
  Issuance of common shares . . . . . . . . . . . . .                         6           9,482
  Shares issued under benefit plans . . . . . . . . .                         5           5,807
  Dividends declared - common shares. . . . . . . . .                                                (115,404)
  Dividends declared - preferred shares . . . . . . .                                                 (19,756)
  Other comprehensive income. . . . . . . . . . . . .                                                                    334
                                                       -----------   ------------   ------------   -----------   -------------
Balance, December 31, 2002. . . . . . . . . . . . . .         263         2,415       1,082,046      (148,709)        (2,602)
  Net income. . . . . . . . . . . . . . . . . . . . .                                                 116,280
  Issuance of common shares . . . . . . . . . . . . .                        65          95,201
  Shares issued under benefit plans . . . . . . . . .                         5           4,708
  Shares issued in exchange for interests
    in limited partnerships . . . . . . . . . . . . .                         3           5,410
  Dividends declared - common shares. . . . . . . . .                                                (123,405)
  Dividends declared - preferred shares . . . . . . .                                                 (15,912)
  Redemption of Series A preferred shares . . . . . .         (90)                      (72,422)       (2,488)
  Issuance of Series D preferred shares . . . . . . .          90                        72,668
  Effect of adoption of SFAS No. 150. . . . . . . . .        (173)                     (194,041)
  Other comprehensive income. . . . . . . . . . . . .                                                                  2,251
                                                       -----------   ------------   ------------   ------------- -------------
Balance, December 31, 2003. . . . . . . . . . . . . .     $    90       $ 2,488     $   993,570    $ (174,234)      $   (351)
                                                       ===========   ============   ============   ===========   =============



                 See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  1.  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

Business
Weingarten Realty Investors, a Texas real estate investment trust, is engaged in the management, acquisition and development of real estate, primarily anchored neighborhood and community shopping centers and, to a lesser extent, industrial properties. Over 45% of the building square footage of WRI's portfolio is in Texas, with the remainder located primarily in the southern half of the United States. WRI's major tenants include supermarkets, discount retailers, drugstores and other merchants who generally sell basic, necessity-type goods and services. WRI currently operates, and intends to operate in the future, as a real estate investment trust.

Basis  of  Presentation
The consolidated financial statements include the accounts of WRI and its subsidiaries, as well as 100% of the accounts of joint ventures and partnerships over which WRI exercises financial and operating control and the related amounts of minority interests. All significant intercompany balances and transactions have been eliminated. Investments in joint ventures and partnerships where WRI has the ability to exercise significant influence, but does not exercise financial and operating control, are accounted for using the equity method.

Revenue  Recognition
Rental revenue is generally recognized on a straight-line basis over the life of the lease. Revenue from tenant reimbursements of taxes, maintenance expenses and insurance is recognized in the period the related expense is recorded.
Revenue based on a percentage of tenants' sales is recognized only after the tenant exceeds their sales breakpoint.

Accrued  Rent  and  Accounts  Receivable
An allowance for the uncollectible portion of accrued rents and accounts receivable is determined based upon an analysis of balances outstanding, historical bad debt levels, customer credit worthiness and current economic trends. Balances outstanding include base rents, tenant reimbursements and receivables attributable to the straight-lining of rental commitments. Additionally, estimates of the expected recovery of pre-petition and post-petition claims with respect to tenants in bankruptcy is considered in assessing the collectibility of the related receivables.

Property
Real estate assets are stated at cost less accumulated depreciation, which, in the opinion of management, is not in excess of the individual property's estimated undiscounted future cash flows, including estimated proceeds from disposition. Depreciation is computed using the straight-line method, generally over estimated useful lives of 18-50 years for buildings and 10-20 years for parking lot surfacing and equipment. Major replacements where the betterment extends the useful life of the asset are capitalized and the replaced asset and corresponding accumulated depreciation are removed from the accounts. All other maintenance and repair items are charged to expense as incurred.

Acquisitions of properties are accounted for utilizing the purchase method (as set forth in SFAS No. 141 and SFAS No. 142) and, accordingly, the results of operations are included in the company's results of operations from the respective dates of acquisition. The company has used estimates of future cash flows and other valuation techniques to allocate the purchase price of acquired property among land, buildings on an "as if vacant" basis, and other identifiable intangibles. Other identifiable intangibles include the effect of out-of-market leases, the value of having leases in place, out-of-market assumed mortgages and tenant relationships.

Property also includes costs incurred in the development of new operating properties. These costs include preacquisition costs directly identifiable with the specific project, development and construction costs, interest and real estate taxes. Indirect development costs, including salaries and benefits, travel and other related costs that are clearly attributable to the development of the property, are also capitalized. The capitalization of such costs ceases at the earlier of one year from the completion of major construction or when the property, or any completed portion, becomes available for occupancy.

WRI's properties are reviewed for impairment if events or changes in circumstances indicate that the carrying amount of the property may not be recoverable. In such an event, a comparison is made of the current and projected operating cash flows of each such property into the foreseeable future on an undiscounted basis to the carrying amount of such property. Such carrying amount would be adjusted, if necessary, to estimated fair value to reflect an impairment in the value of the asset.

Interest  Capitalization
Interest is capitalized on land under development and buildings under construction based on rates applicable to borrowings outstanding during the period and the weighted average balance of qualified assets under construction during the period.

Deferred  Charges
Debt and lease costs are amortized primarily on a straight-line basis, which approximates the effective interest method, over the terms of the debt and over the lives of leases, respectively. Lease costs represent the initial direct costs incurred in origination, negotiation and processing of a lease agreement. Such costs include outside broker commissions and other independent third party costs as well as salaries and benefits, travel and other related internal costs incurred in completing the leases. Costs related to supervision, administration, unsuccessful origination efforts and other activities not directly related to completed lease agreements are charged to expense as incurred.

Stock-Based  Compensation
As a result of adopting SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123", beginning January 1, 2003, WRI recognized stock-based employee compensation as new shares were awarded. With respect to share options awarded prior to January 1, 2003, WRI accounted for stock-based employee compensation using the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. In accordance with APB Opinion No. 25, no stock-based employee compensation had been recognized in WRI's financial statements prior to January 1, 2003.

The following table illustrates the effect on net income available to common shareholders and net income per common share if the fair value-based method had been applied to all outstanding and unvested awards in each period (in thousands, except per share amounts):


                                                               Year Ended December 31,
                                                          --------------------------------
                                                             2003       2002       2001
                                                          ---------  ----------  ---------
Net income available to common shareholders. . . . . . .  $ 97,880   $ 112,111   $ 88,839
Stock-based employee compensation included in
  net income available to common shareholders. . . . . .         7
Stock-based employee compensation determined
  under the fair value-based method for all awards . . .      (410)       (344)      (531)
                                                          ---------  ----------  ---------

Pro forma net income available to
  common shareholders. . . . . . . . . . . . . . . . . .  $ 97,477   $ 111,767   $ 88,308
                                                          =========  ==========  =========

Net income per common share:
      Basic - as reported. . . . . . . . . . . . . . . .  $   1.24   $    1.44   $   1.23
                                                          =========  ==========  =========
      Basic - pro forma. . . . . . . . . . . . . . . . .  $   1.24   $    1.44   $   1.22
                                                          =========  ==========  =========

Net income per common share:
      Diluted - as reported. . . . . . . . . . . . . . .  $   1.24   $    1.43   $   1.23
                                                          =========  ==========  =========
      Diluted - pro forma. . . . . . . . . . . . . . . .  $   1.23   $    1.43   $   1.22
                                                          =========  ==========  =========


The weighted average fair value per share of options granted during 2003, 2002 and 2001 was $1.64, $1.75 and $1.62, respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing method with the following weighted-average assumptions in 2003, 2002 and 2001, respectively: dividend yield of 6.6%, 6.0% and 6.6%; expected volatility of 15.1%, 16.5% and 15.3%; expected lives of 6.8, 7.4 and 7.4 and risk-free interest rates of 3.7%, 3.6% and 5.1%.

Use  of  Estimates
The preparation of financial statements requires management to make use of estimates and assumptions that affect amounts reported in the financial statements as well as certain disclosures. Actual results could differ from those estimates.

Per  Share  Data
Net income per common share - basic is computed using net income available to common shareholders and the weighted average shares outstanding that have been adjusted for the three-for-two share split described in Note 7. Net income per common share - diluted includes the effect of potentially dilutive securities for the periods indicated, as follows (in thousands):




                                                                             YEAR ENDED DECEMBER 31,
                                                                      -----------------------------------
                                                                         2003         2002        2001
                                                                      ----------   ----------   ---------
Numerator:
Net income available to common shareholders - basic. . . . . . . . .  $  97,880    $ 112,111    $ 88,839
Income attributable to operating partnership units . . . . . . . . .      3,040        2,388          83
                                                                      ----------   ----------   ---------
Net income available to common shareholders - diluted. . . . . . . .  $ 100,920    $ 114,499    $ 88,922
                                                                      ==========   ==========   =========

Denominator:
Weighted average shares outstanding - basic. . . . . . . . . . . . .     78,800       77,866      72,155
Effect of dilutive securities:
    Share options and awards. . .  . . . . . . . . . . . . . . . . .        690          492         282
    Operating partnership units .  . . . . . . . . . . . . . . . . .      2,084        1,683         116
                                                                      ----------   ----------   ---------
Weighted average shares outstanding - diluted. . . . . . . . . . . .     81,574       80,041      72,553
                                                                      ==========   ==========   =========



Options to purchase, in millions: .5, .6 and .6 common shares of beneficial interest in 2003, 2002 and 2001, respectively, were not included in the calculation of net income per common share - diluted as the exercise prices were greater than the average market price for the year.

Statements  of  Cash  Flows  -  Additional  Data
WRI considers all highly liquid investments with original maturities of three months or less as cash equivalents. WRI issued .2 million common shares of beneficial interest in 2003 valued at $5.4 million in exchange for interests in limited partnerships which had been formed to acquire operating properties. We assumed debt totaling $180.2 million, $105.1 million and $165.0 million in connection with purchases of property during 2003, 2002 and 2001, respectively.

Reclassifications
Certain reclassifications of prior years' amounts have been made to conform with the current year presentation.

NOTE  2.  NEWLY  ADOPTED  ACCOUNTING  PRONOUNCEMENTS

On January 1, 2002, WRI adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 broadened the definition of discontinued operations to include components of an entity whose operations and cash flows are clearly distinguishable from the rest of the entity for operational and financial reporting purposes. Included in Income from Discontinued Operations for 2003 are the operating results and gain from the disposition of seven properties in 2003 totaling 371,000 square feet of gross leasable area plus the operating results of two properties sold in the second quarter of 2004. Included in the 2002 amounts are the operating results and gain from the disposition of seven properties in 2002 totaling 681,000 square feet of gross leasable area plus the operating results of the seven properties sold in 2003 and the two properties sold in the second quarter of 2004.

In November 2002, FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others". FIN 45 establishes new disclosure and liability-recognition requirements for direct and indirect debt guarantees with specified characteristics. The initial measurement and recognition requirements of FIN 45 are effective prospectively for guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material impact on WRI's financial position, results of operations or cash flows.

In December 2002, FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123", which was effective for fiscal years beginning after December 15, 2002. This statement provides alternative methods of transition for an entity that voluntarily changes to the fair value-based method of accounting for stock-based employee compensation. It also amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We adopted this statement effective January 1, 2003 using the prospective method, which requires us to recognize stock-based employee compensation as an expense when new share options are awarded, and determined that the adoption of SFAS No. 148 did not have a material impact on our results of operations or cash flows.

In January 2003, FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities". FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. FIN 46, as amended, requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest (other than a majority voting interest). WRI has assessed its joint ventures and believes that the adoption of FIN 46 will not have a material impact on our financial position, results of operations or cash flows.

In  May  2003,  FASB  issued  SFAS  No.  150  "Accounting  for Certain Financial
Instruments with Characteristics of both Liabilities and Equity", which was effective for the first interim period beginning after June 15, 2003. SFAS No. 150 requires that certain financial instruments that incorporate an obligation by the issuer to transfer assets or issue equity be reported as liabilities. Financial instruments that fall within the scope of SFAS No. 150 include equity shares and non-controlling interests in subsidiaries that are mandatorily redeemable. WRI's Series B and Series C Cumulative Redeemable Preferred Shares fall within the scope of SFAS No. 150, since they are mandatorily redeemable and redemption is through transfer of cash or a variable number of WRI common shares. Accordingly, we reclassified the redemption value, net of unamortized issuance costs of $6.3 million, from equity to liabilities identified as "Preferred Shares Subject to Mandatory Redemption" as of September 30, 2003.

NOTE  3.  DERIVATIVES  AND  HEDGING

On January 1, 2001, WRI adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended. SFAS No. 133, as amended, requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either shareholders' equity or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.

WRI hedges the future cash flows of its debt transactions, as well as changes in the fair value of its debt instruments, principally through interest rate swaps with major financial institutions. As of December 31, 2003, we have two interest rate swap contracts, which fix interest rates at 7.7% on an aggregate notional amount of $20 million and expire in June 2004. We have determined that these swap contracts are highly effective in offsetting future variable interest cash flows of the revolving credit debt and, accordingly, they have been designated as cash flow hedges with a fair value, net of accrued interest, of $ ..6 million at December 31, 2003 and are included in Other Liabilities. Also, we have ten interest rate swap contracts with an aggregate notional amount of $92.5 million at December 31, 2003 that convert fixed interest payments at rates ranging from 6.4% to 7.4% to variable interest payments. These contracts have been designated as fair value hedges. We have determined that they are highly effective in limiting our risk of changes in the fair value of fixed-rate notes attributable to changes in variable interest rates. The fair value of these ten interest rate swaps, net of accrued interest, at December 31, 2003 was $5.1 million and is included in Other Assets.

In December 2003, we entered into two forward-starting interest rate swaps with an aggregate notional amount of $97.0 million in anticipation of the issuance of fixed-rate medium term notes subsequent to year-end. These contracts were designated as a cash flow hedge of forecasted interest payments for $100 million of unsecured notes with a coupon of 4.9% that were sold in February 2004. Concurrent with the sale of the 4.9% notes, we settled our $97.0 million forward-starting interest rate swap contracts, resulting in a loss of $.9 million recorded in accumulated other comprehensive income. This $.9 million loss is being amortized to earnings over the life of the 4.9% notes. In January 2004, we entered into four additional forward-starting interest rate swaps with an aggregate notional amount of $194.0 million in anticipation of the issuance of fixed-rate medium term notes before April 2004. Medium term notes totaling $50 million were issued in January 2004, at which time one of the four forward-starting interest rate swaps with a notional amount of $48.5 million was settled at a loss of $.7 million.

On December 31, 2003 and 2002, the derivative instruments designated as cash flow hedges were reported at their fair values as Other Liabilities, net of accrued interest, of $0.9 million and $2.4 million, respectively. The derivative instruments designated as fair value hedges on December 31, 2003 and 2002 were reported at their fair values as Other Assets, net of accrued interest, of $5.1 million and $7.7 million, respectively.

Within the next twelve months, the Company expects to reclassify to earnings as interest expense approximately $0.6 million of the current balance held in accumulated other comprehensive loss. As of December 31, 2003 and 2002, the balance in accumulated other comprehensive income (loss) relating to the derivatives was $.3 million and ($1.0) million, respectively. With respect to fair value hedges, both changes in fair market value of the derivative hedging instrument and changes in the fair value of the hedged item will be recorded in earnings each reporting period. These amounts should completely offset with no impact to earnings, except for the portion of the hedge that proves to be ineffective, if any.

The interest rate swaps decreased interest expense and increased net income by $2.3 million in 2003. In 2002 and 2001, the interest rate swaps increased interest expense and decreased net income by $.8 million and $.5 million, respectively. The interest rate swaps decreased the average rate for our debt by .2% for 2003. In 2002 and 2001, the interest rate swaps increased the average rate by .1% for both years. WRI could be exposed to credit losses in the event of non-performance by the counter-party; however, management believes the likelihood of such non-performance is remote.

NOTE  4.  DEBT

WRI's  debt  consists  of  the  following  (in  thousands):

                                                                                DECEMBER 31,
                                                                        ---------------------------
                                                                            2003           2002
                                                                        ------------   ------------
          Fixed-rate debt payable to 2030 at 4.5% to 8.9%. . . . . . .  $ 1,510,294    $ 1,097,185
          Variable-rate unsecured notes payable. . . . . . . . . . . .                      75,000
          Unsecured notes payable under revolving credit agreements. .      259,050        119,000
          Obligations under capital leases . . . . . . . . . . . . . .       33,458         33,462
          Industrial revenue bonds payable to 2015 at 1.3% to 3.0% . .        7,904          5,722
                                                                        ------------   ------------

                      Total. . . . . . . . . . . . . . . . . . . . . .  $ 1,810,706    $ 1,330,369
                                                                        ============   ============


The grouping of WRI's total debt between fixed and variable-rate as well as between secured and unsecured is summarized below (in thousands):

                                                                                          DECEMBER 31,
                                                                                  ---------------------------
                                                                                      2003           2002
                                                                                  ------------   ------------
          As to interest rate (including the effects of interest rate swaps):
              Fixed-rate debt. . . . . . . . . . . . . . . . . . . . . . . . . .  $ 1,458,792    $ 1,055,688
              Variable-rate debt . . . . . . . . . . . . . . . . . . . . . . . .      351,914        274,681
                                                                                  ------------   ------------

                          Total. . . . . . . . . . . . . . . . . . . . . . . . .  $ 1,810,706    $ 1,330,369
                                                                                  ============   ============

          As to collateralization:
              Unsecured debt . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 1,216,998    $   958,719
              Secured debt . . . . . . . . . . . . . . . . . . . . . . . . . . .      593,708        371,650
                                                                                  ------------   ------------

                          Total. . . . . . . . . . . . . . . . . . . . . . . . .  $1,810,706     $ 1,330,369
                                                                                  ============   ============



In November 2003, WRI entered into an Amended and Restated Credit Agreement creating a $400 million unsecured revolving credit facility. The agreement expires in November 2006, but we can request a one-year extension of the agreement, solely at our option. We also have an agreement for an unsecured and uncommitted overnight credit facility totaling $20 million with a bank to be used for cash management purposes. WRI had letters of credit totaling $14.9 million outstanding under the $400 million revolving credit facility at December 31, 2003. The revolving credit agreements are subject to normal banking terms and conditions and do not adversely restrict our operations or liquidity.

At December 31, 2003, the variable interest rate for notes payable under the $400 million revolving credit agreement was 1.7%. During 2003, the maximum balance and weighted average balance outstanding under both the $400 million and the $20 million revolving credit facilities were $275.2 million and $110.6 million, respectively, at a weighted average interest rate of 2.2%. WRI made cash payments for interest on debt, net of amounts capitalized, of $84.5 million in 2003, $63.1 million in 2002 and $42.9 million in 2001.

During the year ended December 31, 2003, WRI issued a total of $211 million of unsecured fixed-rate medium term notes with a weighted average rate of 5.2% and a weighted average term of 10.7 years. Subsequent to year-end, WRI issued a total of $150 million of ten-year unsecured fixed-rate medium term notes with a weighted average rate, net of the effect of related swaps, of 5.1%. Proceeds received from both 2003 and 2004 medium term note issuances were used to pay down amounts outstanding under our revolving credit facilities. In addition, a $25 million floating-rate medium term note matured in July 2003, and a $15 million fixed-rate medium term note matured in December 2003.

In conjunction with property acquisitions completed during 2003, we assumed $155.0 million of non-recourse debt secured by the related properties. The weighted average interest rate on this debt is 7.1% and the weighted average remaining life is 6.6 years. Additionally, we assumed non-recourse debt secured by three properties that are held by joint ventures or partnerships in which we participate. Our share of this debt totaled $25.2 million with a weighted average interest rate of 7.6% and a weighted average remaining life of 7.5 years. This non-recourse assumed debt falls within the scope of SFAS No. 141 and 142 since the contractual interest rate was higher than current market rates. The over-market mortgage adjustment on all debt assumed in 2003 was $24.4 million and is reported in Other Liabilities.

Various leases and properties, and current and future rentals from those leases and properties, collateralize certain debt. At December 31, 2003 and 2002, the carrying value of such property aggregated $933.5 million and $688.5 million, respectively.

Scheduled principal payments on our debt (excluding $259 million due under our revolving credit agreements, $21.0 million of capital leases and $5.1 million market value of rate swaps) are due during the following years (in thousands):



                                  2004 . . . . . .  $  82,402
                                  2005 . . . . . .     74,324
                                  2006 . . . . . .     58,063
                                  2007 . . . . . .     98,378
                                  2008 . . . . . .    199,682
                                  2009 . . . . . .     94,277
                                  2010 . . . . . .     71,021
                                  2011 . . . . . .    282,778
                                  2012 . . . . . .    144,879
                                  2013 . . . . . .    240,745
                                  Thereafter . . .    181,162



Various debt agreements contain restrictive covenants, the most restrictive of which requires WRI to maintain a pool of qualifying assets, as defined, of not less than 160% of unsecured debt. Other restrictions include minimum interest and fixed charge coverage ratios, minimum unencumbered interest coverage ratios, minimum net worth requirements and both secured and unsecured debt to total asset value measures. Management believes that WRI is in compliance with all restrictive covenants.

NOTE  5.  PREFERRED  SHARES  SUBJECT  TO  MANDATORY  REDEMPTION

In  May  2003,  FASB  issued  SFAS  No.  150  "Accounting  for Certain Financial
Instruments with Characteristics of both Liabilities and Equity", which was effective for the first interim period beginning after June 15, 2003. SFAS No. 150 requires that certain financial instruments that incorporate an obligation by the issuer to transfer assets or issue equity be reported as liabilities. Financial instruments that fall within the scope of SFAS No. 150 include equity shares and non-controlling interests in subsidiaries that are mandatorily redeemable. WRI's Series B and Series C Cumulative Redeemable Preferred Shares fall within the scope of SFAS No. 150, since they are mandatorily redeemable and redemption is through transfer of cash or a variable number of WRI common shares. Accordingly, we reclassified the redemption value of these shares, net of unamortized issuance costs of $6.3 million, from equity to liabilities identified as "Preferred Shares Subject to Mandatory Redemption" as of September 30, 2003.

In December 2003, WRI redeemed $88.0 million of 7.125% Series B Cumulative Redeemable Preferred Shares. This early redemption resulted in a loss equal to the unamortized original issuance cost of $2.7 million. Proceeds from the common share offerings in October and November 2003 were used to redeem these shares.

Preferred Shares Subject to Mandatory Redemption at December 31, 2003 of $109.4 million represents the redemption value, net of unamortized issuance costs totaling $3.6 million, of the 7.0% Series C Cumulative Redeemable Preferred Shares. These shares, with a liquidation preference of $50 per share and no stated maturity, can be redeemed by the holder only upon their death in either cash or a variable number of common shares at our option. There are limitations on the number of shares per shareholder and in the aggregate that may be redeemed per year. These shares are also redeemable by WRI any time on or after March 15, 2004. On March 2, 2004, WRI called for redemption of all of these shares effective April 1, 2004.

NOTE  6.  PREFERRED  SHARES

In February 1998, WRI issued $75 million of 7.44% Series A Cumulative Redeemable Preferred Shares with a liquidation preference of $25 per share, which were called for redemption in April 2003. Upon the redemption of these shares, the related original issuance costs of $2.5 million were reported as a deduction in arriving at Net Income Available to Common Shareholders. The redemption in May 2003 was financed through the issuance of $75 million of depositary shares in April 2003. Each depositary share represents one-thirtieth of a Series D Cumulative Redeemable Preferred Share. The depositary shares are redeemable, in whole or in part, for cash on or after April 30, 2008 at the option of WRI, at a redemption price of $25 per depositary share, plus any accrued and unpaid dividends thereon. The depositary shares are not convertible or exchangeable for any other property or securities of WRI. The Series D preferred shares pay a 6.75% annual dividend and have a liquidation value of $750 per share.

NOTE  7.  COMMON  SHARES

In October 2003, we issued 1.8 million common shares of beneficial interest. Net proceeds to WRI totaled $50.9 million based on a price of $30.33 per share. In November 2003, we issued an additional 1.5 million common shares of beneficial interest. Net proceeds to WRI totaled $44.5 million based on a price of $30.47 per share. The proceeds from the above offerings were used primarily to redeem our 7.125% Series B Cumulative Redeemable Preferred Shares.

In February 2004, a three-for-two share split, effected in the form of a 50% share dividend, was declared for shareholders of record on March 16, 2004, payable March 30, 2004. In March 2004, we issued an additional 3.6 million common shares of beneficial interest. Net proceeds to WRI totaled $118.0 million based on a price of $33.64 per share. The proceeds from this offering will be used primarily to redeem our 7.0% Series C Cumulative Redeemable Preferred Shares. All references to the number of shares and per share amounts have been restated to reflect the three-for-two share split in March 2004, and an amount equal to the par value of the number of common shares issued has been reclassified to common shares from retained earnings.

In February 2002, a three-for-two share split, affected in the form of a 50% share dividend, was declared for shareholders of record on April 1, 2002, payable April 15, 2002. We issued 17.3 million common shares of beneficial interest as a result of the share split. All references to the number of shares and per share amounts have been restated to reflect the share split, and an amount equal to the par value of the number of common shares issued has been reclassified to common shares from retained earnings. Also in February 2002, we completed the sale of .4 million common shares of beneficial interest. Net proceeds to WRI totaled $9.5 million based on a price of $22.43 per share and were used to pay down amounts outstanding under our revolving credit facilities.

NOTE  8.  PROPERTY

WRI's  property  consists  of  the  following  (in  thousands):

                                                       DECEMBER 31,
                                                ---------------------------
                                                    2003           2002
                                                ------------   ------------
          Land . . . . . . . . . . . . . . . .  $   600,369    $   497,168
          Land held for development. . . . . .       21,112         23,613
          Land under development . . . . . . .       22,459         44,847
          Buildings and improvements . . . . .    2,467,605      2,051,065
          Construction in-progress . . . . . .       69,068         77,006
          Property held for sale . . . . . . .       19,478          1,587
                                                ------------   ------------

                    Total. . . . . . . . . . .  $ 3,200,091    $ 2,695,286
                                                ============   ============



The  following  carrying  charges  were  capitalized  (in  thousands):

                                                 YEAR ENDED DECEMBER 31,
                                            --------------------------------
                                              2003       2002        2001
                                            --------   ---------   ---------
          Interest . . . . . . . . . . . .  $ 6,361    $  9,642    $  9,698
          Ad valorem taxes . . . . . . . .      945         974         383
                                            --------   ---------   ---------
                     Total . . . . . . . .  $ 7,306    $ 10,616    $ 10,081
                                            ========   =========   =========


Acquisitions of properties are accounted for utilizing the purchase method (as set forth in SFAS No. 141 and SFAS No. 142) and, accordingly, the results of operations are included in the company's results of operations from the respective dates of acquisition. The company has used estimates of future cash flows and other valuation techniques to allocate the purchase price of acquired property among land, buildings on an "as if vacant" basis, and other identifiable intangibles. Other identifiable intangibles include the effect of out-of-market leases, the value of having leases in place and out-of-market assumed mortgages. At December 31, 2003, the company included deferred charges of $5.2 million for above-market leases in Other Assets, deferred credits of $4.9 million for below-market leases and $24.4 million for out-of-market assumed mortgages in Other Liabilities and deferred charges of $12.4 million for lease origination costs in Unamortized Debt and Lease Costs. These identifiable debit and credit intangibles are amortized over the terms of the acquired leases or the remaining lives of the mortgages.

During 2003, WRI invested $404.6 million in the acquisition of operating properties of which $307.8 million was invested in shopping centers and $96.8 million was invested in industrial properties. Additionally, we acquired a retail property through an investment of $9.2 million in a 40%-owned unconsolidated joint venture. We acquired 16 shopping centers adding 2.6 million square feet and five industrial properties adding 1.9 million square feet to our portfolio. Non-recourse secured debt totaling $180.2 million, of which $25.2 million is held by joint ventures or partnerships in which we participate, was assumed in conjunction with these purchases. Additionally, operating partnership units valued at $6.8 million were issued in conjunction with the purchase of three properties that used the DownREIT structure. The cash requirements for all acquisitions in 2003 were initially financed under WRI's revolving credit facilities, funded with excess cash flow from our existing portfolio of properties or with proceeds from property dispositions.

In 2003, WRI acquired land, either directly or through its interests in joint ventures, at four separate locations for the development of three retail shopping centers and one industrial distribution warehouse. During 2003, we invested $64.0 million in new developments.

NOTE  9.  DISCONTINUED  OPERATIONS

On January 1, 2002, WRI adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 addresses accounting and reporting for the impairment or disposal of a component of a business. More specifically, this Statement broadens the presentation of discontinued operations to include a component of an entity whose operations and cash flows can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity.

In 2003, we sold five retail projects located in San Antonio (1), McKinney (1), Nacogdoches (1) and Houston (2), Texas. Also, a warehouse building in Memphis, Tennessee and a retail building in Houston, Texas were sold. The operating results and the gain on sale of these properties have been reclassified and reported as discontinued operations in the Statements of Consolidated Income and Comprehensive Income. Included in the Consolidated Balance Sheet at December 31, 2002 is $1.6 million reported as property held for sale for the warehouse building and $14.3 million of Property and $4.7 million of Accumulated Depreciation associated with the remaining 2003 property dispositions.

In 2002, we sold five retail projects located in Houston (3), Grand Prairie and San Antonio, Texas, one industrial building located in Houston, Texas and the River Pointe Apartments located in Conroe, Texas. Accordingly, the operating results and the gain on sale of the disposed properties have been reclassified and reported as discontinued operations in the Statements of Consolidated Income and Comprehensive Income.

Property held for sale as of December 31, 2003 represents two retail shopping centers located in Webster and Kingwood, Texas that were sold in June 2004. The operating results of these shopping centers were reclassified and reported as discontinued operations in the Statements of Consolidated Income and Comprehensive Income, and $19.5 million is reported as property held for sale in the Consolidated Balance Sheet at December 31, 2003.

Discontinued operations for properties sold in 2002, 2003 and 2004 had no debt that was required to be repaid upon their disposition. In addition, we elected not to allocate other consolidated interest to discontinued operations since the interest savings to be realized from the proceeds of the sale of these operations was not material.

NOTE  10.  RELATED  PARTY  TRANSACTIONS

WRI has mortgage bonds and notes receivable from WRI Holdings, Inc. of $2.8 million, net of deferred gain of $3.0 million at both December 31, 2003 and 2002. WRI and WRI Holdings share certain directors and are under common management. Unimproved land collateralizes these receivables. Management believes that the fair market value of the collateral exceeds the carrying value of the bonds and notes. The bonds and notes bear interest at rates of 16% and prime plus 1%, respectively. However, due to WRI Holdings' poor financial condition, WRI has limited the recognition of interest income for financial statement purposes to the amount of cash payments received. WRI did not receive any interest payments in 2003 or 2002, and does not anticipate receiving such payments in the near term. No interest income has been recognized for financial reporting purposes in the last three years.

In 2002, undeveloped land from WRI Holdings of 6.9 acres was sold and the net proceeds of $1.4 million were used to pay down amounts outstanding under mortgage bonds and notes payable to WRI.

WRI's unrecorded receivable for interest on the mortgage bonds and notes receivable was $30.0 million and $28.1 million at December 31, 2003 and 2002, respectively. Interest income not recognized by WRI for financial reporting purposes aggregated, in millions, $1.9, $1.9 and $2.5 for 2003, 2002 and 2001, respectively. WRI does not anticipate recovery of the unrecorded receivable in the future.

WRI owns interests in several joint ventures and partnerships. Notes receivable from these entities bear interest at 3.5% to 10% at December 31, 2003, are due at various dates through 2028 and are generally secured by real estate assets. WRI recognized interest income on these notes as follows, in millions: $.5 in 2003; $.3 in 2002 and $.6 in 2001.

NOTE  11.  INVESTMENT  IN  REAL  ESTATE  JOINT  VENTURES

WRI owns interests in joint ventures or limited partnerships where we do not exercise financial and operating control. These partnerships are accounted for under the equity method since WRI exercises significant influence. Our interests in these joint ventures and limited partnerships range from 20% to 75% and, with the exception of one partnership which owns seven industrial properties, each venture owns a single real estate asset. Combined condensed financial information of these ventures (at 100%) is summarized as follows (in thousands):

                                                         DECEMBER 31,
                                                   ------------------------
                                                      2003          2002
                                                   ----------    ----------
                Combined Balance Sheets

          Property. . . . . . . . . . . . . . . .  $ 229,285     $ 177,396
          Accumulated depreciation. . . . . . . .    (26,845)      (23,877)
                                                   ----------    ----------
               Property - net . . . . . . . . . .    202,440       153,519

          Other assets. . . . . . . . . . . . . .     15,788        11,898
                                                   ----------    ----------

                    Total . . . . . . . . . . . .  $ 218,228     $ 165,417
                                                   ==========    ==========


          Debt. . . . . . . . . . . . . . . . . .  $  92,839     $  71,985
          Amounts payable to WRI. . . . . . . . .     38,105        16,334
          Other liabilities . . . . . . . . . . .      4,729         4,152
          Accumulated equity. . . . . . . . . . .     82,555        72,946
                                                   ----------    ----------

                    Total . . . . . . . . . . . .  $ 218,228     $ 165,417
                                                   ==========    ==========



                                                       YEAR ENDED DECEMBER 31,
                                                  ---------------------------------
                                                    2003        2002        2001
                                                  ---------   ---------   ---------
               Combined Statements of Income

     Revenues. . . . . . . . . . . . . . . . . .  $ 24,572    $ 25,094    $ 25,548
                                                  ---------   ---------   ---------

     Expenses:
       Interest. . . . . . . . . . . . . . . . .     6,212       6,311       7,082
       Depreciation and amortization . . . . . .     4,730       4,902       4,519
       Operating . . . . . . . . . . . . . . . .     3,586       3,430       3,578
       Ad valorem taxes. . . . . . . . . . . . .     3,238       3,220       3,294
       General and administrative. . . . . . . .        81          44          46
                                                  ---------   ---------   ---------

          Total. . . . . . . . . . . . . . . . .    17,847      17,907      18,519
                                                  ---------   ---------   ---------

     Gain on sale of properties. . . . . . . . .     1,016                   2,854
                                                  ---------   ---------   ---------
     Net income. . . . . . . . . . . . . . . . .  $  7,741    $  7,187    $  9,883
                                                  =========   =========   =========



Our investment in real estate joint ventures, as reported on the balance sheets, differs from our proportionate share of the joint ventures' underlying net assets due to basis differentials, which arose upon the transfer of assets from WRI to the joint ventures. This basis differential, which totaled $4.8 million at December 31, 2003 and 2002, respectively, is depreciated over the useful lives of the related assets.

Fees earned by WRI for the management of these joint ventures totaled, in millions, $.6 in 2003 and $.5 in both 2002 and 2001.

In April 2003, a 38%-owned limited partnership commenced construction on a 116,000 square foot center in Denver, Colorado, which will include a corporate-owned King Sooper Supermarket of 67,000 square feet. In July 2003, a 20%-owned limited partnership commenced construction on a 300,000 square foot state-of-the-art distribution warehouse, which is located in Houston, Texas. In August 2003, a 50%-owned joint venture sold a shopping center in Lake Charles, Louisiana resulting in a gain of $1.0 million. In October 2003, a 40%-owned joint venture acquired an 88,000 square foot shopping center in Highlands Ranch, Colorado.

In May 2002, a 50%-owned joint venture commenced construction on a 660,000 square foot center in Las Vegas, Nevada, which will include a corporate-owned Wal-Mart of 224,000 square feet and a corporate-owned Lowe's of 170,000 square feet. In August 2002, a 33%-owned limited partnership commenced construction on a 240,000 square foot center in American Fork, Utah, which will include a corporate-owned Target of 147,000 square feet. Also, in August 2002, WRI acquired a joint venture partner's 50% interest in a shopping center in Lewiston, Maine.

NOTE  12.  FEDERAL  INCOME  TAX  CONSIDERATIONS

Federal income taxes are not provided because WRI qualifies as a REIT under the provisions of the Internal Revenue Code. Shareholders of WRI include their proportionate taxable income in their individual tax returns. As a REIT, we must distribute at least 90% of our ordinary taxable income to our shareholders and meet certain income source and investment restriction requirements.

Taxable income differs from net income for financial reporting purposes principally because of differences in the timing of recognition of interest, ad valorem taxes, depreciation, rental revenue and pension expense. As a result of these differences, the tax basis exceeds the book value of our net assets by $6.7 million at December 31, 2003.

For federal income tax purposes, the cash dividends distributed to common shareholders are characterized as follows:



                                                         2003       2002       2001
                                                        ------     ------     ------

     Ordinary income . . . . . . . . . . . . . . . . .   91.0%      97.1%      92.2%
     Return of capital (generally non-taxable) . . . .    8.7                   6.2
     Capital gain distributions. . . . . . . . . . . .    0.3        2.9        1.6
                                                        ------     ------     ------

           Total . . . . . . . . . . . . . . . . . . .  100.0%     100.0%     100.0%
                                                        ======     ======     ======



NOTE  13.  LEASING  OPERATIONS

WRI's lease terms range from less than one year for smaller tenant spaces to over twenty-five years for larger tenant spaces. In addition to minimum lease payments, most of the leases provide for contingent rentals (payments for taxes, maintenance and insurance by lessees and an amount based on a percentage of the tenants' sales). Future minimum rental income from non-cancelable tenant leases at December 31, 2003, in millions, is: $341.5 in 2004; $301.7 in 2005; $255.1 in
2006; $207.8 in 2007; $164.6 in 2008 and $660.2 thereafter. The future minimum rental amounts do not include estimates for contingent rentals. Such contingent rentals, in millions, aggregated $82.1 in 2003, $72.5 in 2002 and $64.0 in 2001.

NOTE  14.  COMMITMENTS  AND  CONTINGENCIES

On certain properties, WRI leases from the landowners and then subleases these properties to other parties. Future minimum rental payments under these operating leases, in millions, are: $1.5 in 2004; $1.3 in 2005; $1.1 in 2006; $.9 in 2007; $.9 in 2008; and $23.0 thereafter. Future minimum rental payments on these leases have not been reduced by future minimum sublease rentals aggregating $19.1 million through 2023 that are due under various non-cancelable subleases. Rental expense (including insignificant amounts for contingent rentals) for operating leases was, in millions: $2.8 in 2003; $2.7 in 2002 and $2.8 in 2001. Sublease rental revenue (excluding amounts for improvements constructed by WRI on the leased land) from these leased properties was as follows, in millions: $3.2 in 2003, $3.0 in 2002 and $3.1 in 2001.

Property under capital leases, consisting of four shopping centers, aggregated $29.1 million at December 31, 2003 and 2002, respectively, and is included in buildings and improvements. Amortization of property under capital leases is included in depreciation and amortization expense. Future minimum lease payments under these capital leases total $61.6 million, with annual payments due, in millions, of $1.9 in 2004; $2.0 in each of 2005, 2006 and 2007; $2.1 in
2008 and $51.6 thereafter. The amount of these total payments representing interest is $28.1 million. Accordingly, the present value of the net minimum lease payments is $33.5 million at December 31, 2003.

WRI owns interests in six limited partnerships (referred to as DownREITs) that have acquired properties in Utah, Georgia, Arkansas and North Carolina. These limited partnerships allow the outside limited partners to put their interest to the partnership for WRI common shares of beneficial interest or an equivalent amount in cash. WRI may assume the right to acquire any limited partnership interests that are put to the partnership and may, at its option, settle the put in cash or a fixed number of WRI common shares. In 2003, WRI paid $4.2 million and issued .1 million common shares of beneficial interest valued at $5.4 million in exchange for certain of these limited partnership interests. WRI, as general partner, exercises operating and financial control of the partnerships and consolidates their operations in the accompanying consolidated financial statements.

WRI expects to invest $22.7 million in 2004 to complete construction of properties currently under development.

WRI is involved in various matters of litigation arising in the normal course of business. While WRI is unable to predict with certainty the amounts involved, WRI's management and counsel are of the opinion that, when such litigation is resolved, WRI's resulting liability, if any, will not have a material effect on WRI's consolidated financial statements.

NOTE  15.  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

The fair value of WRI's financial instruments was determined using available market information and appropriate valuation methodologies as of December 31, 2003. Unless otherwise described below, all other financial instruments are carried at amounts which approximate their fair values.

Based on rates currently available to WRI for debt with similar terms and average maturities, fixed-rate debt with carrying values of $1.5 billion and $1.1 billion have fair values of approximately $1.6 billion and $1.2 billion at December 31, 2003 and 2002, respectively. The fair value of WRI's variable-rate debt approximates its carrying values of $351.9 million and $274.7 million at year-end 2003 and 2002, respectively.

NOTE  16.  SHARE  OPTIONS  AND  AWARDS

WRI had an incentive share option plan, which provided for the issuance of options and share awards up to a maximum of 1.6 million common shares that expired in December 1997. Options granted under this plan generally became exercisable in equal increments over a three-year period. WRI has an additional share option plan, which grants 100 share options to every employee of WRI, excluding officers, upon completion of each five-year interval of service. This plan, which expires in 2012, provides options for a maximum of 225,000 common shares. Options granted under this plan are exercisable immediately. For both of these share option plans, options are granted to employees of WRI at an exercise price equal to the quoted fair market value of the common shares on the date the options are granted and expire upon termination of employment or ten years from the date of grant.

WRI has another share option plan, which expired in 2002, that provided for the issuance of up to 3.9 million common shares, either in the form of restricted shares or share options. Prior to 2000, the restricted shares generally vested over a ten-year period, with potential acceleration of vesting due to appreciation in the market value of our common shares. Beginning in 2000, the vesting period is five years. During 2003 and 2002, the vesting of certain restricted share grants was accelerated pursuant to the terms of the award agreements, due to appreciation in the market share price, resulting in additional compensation expense of $.7 million for both 2003 and 2002. The share options granted to non-officers vest over a three-year period beginning one year after the date of grant, and over a seven-year period beginning two years after the date of grant for officers. Share options were granted at the quoted fair market value on the date of grant. Restricted shares are issued at no cost to the employee, and as such we recognized compensation expense relating to restricted shares, excluding the effect of accelerated vesting, as follows, in millions: $.5 in 2003, $.7 in 2002 and $.8 in 2001.

In April 2001, WRI adopted the 2001 Long Term Incentive Plan for the issuance of options and share awards up to a maximum of 2.3 million common shares. The plan expires in April 2011. In December 2003, .5 million share options were granted. The share options granted to non-officers vest over a three-year period beginning one year after the date of grant and, for officers over a five-year period one year after the date of grant.

Following is a summary of the option activity for the three years ended December 31, 2003:




                                               SHARES            WEIGHTED
                                               UNDER              AVERAGE
                                               OPTION         EXERCISE PRICE
                                             ----------       --------------
     Outstanding, January 1, 2001 . . . . .  3,185,531           $ 17.46
       Granted. . . . . . . . . . . . . . .    791,190             20.71
       Canceled . . . . . . . . . . . . . .   (249,525)            16.80
       Exercised. . . . . . . . . . . . . .   (644,477)            16.34
                                             ----------
     Outstanding, December 31, 2001 . . . .  3,082,719             18.58
       Granted. . . . . . . . . . . . . . .    592,176             24.39
       Canceled . . . . . . . . . . . . . .    (49,974)            19.89
       Exercised. . . . . . . . . . . . . .   (564,683)            16.79
                                             ----------
     Outstanding, December 31, 2002 . . . .  3,060,238             19.99
       Granted. . . . . . . . . . . . . . .    499,083             30.01
       Canceled . . . . . . . . . . . . . .     (7,800)            22.28
       Exercised. . . . . . . . . . . . . .   (458,985)            17.38
                                             ----------
     Outstanding, December 31, 2003 . . . .  3,092,536           $ 22.01
                                             ==========



The number of share options exercisable at December 31, 2003, 2002 and 2001 was, in millions: 1.0, 1.2 and 1.6, respectively. Options exercisable at year-end 2003 had a weighted average exercise price of $18.67. The weighted average fair value per share of options granted during 2003, 2002 and 2001 was $1.64, $1.75 and $1.62, respectively. There were 1.9 million common shares available for the future grant of options or awards at December 31, 2003.

The following table summarizes information about share options outstanding and exercisable at December 31, 2003:



                                      OUTSTANDING                              EXERCISABLE
                        -----------------------------------------       -------------------------
                                         WEIGHTED        WEIGHTED                       WEIGHTED
                                         AVERAGE         AVERAGE                        AVERAGE
        RANGE OF                         REMAINING       EXERCISE                       EXERCISE
     EXERCISE PRICES      NUMBER     CONTRACTUAL LIFE     PRICE           NUMBER         PRICE
     ---------------    ---------    ----------------    --------       ---------      ----------

    $16.44 - $24.58     2,601,817        6.50 years      $   20.49      1,040,907      $   18.67

    $24.58 - $30.09       490,719       10.00 years          30.09
                        ---------    ----------------    ---------      ---------      ----------

          Total. . . .  3,092,536        7.06 years      $   22.01      1,040,907      $   18.67
                        =========    ================    =========      =========      ==========


NOTE  17.  BANKRUPTCY  REMOTE  PROPERTIES

WRI has 41 properties, having a net book value of approximately $711.8 million at December 31, 2003 (collectively the "Bankruptcy Remote Properties", and each a "Bankruptcy Remote Property"), which are wholly owned by various "Bankruptcy Remote Entities". Each Bankruptcy Remote Entity is either a direct or an indirect subsidiary of WRI. The assets of each Bankruptcy Remote Entity, including the respective Bankruptcy Remote Property or Properties owned by each, are owned by that Bankruptcy Remote Entity alone and are not available to satisfy claims that any creditor may have against WRI, its affiliates, or any other person or entity. No Bankruptcy Remote Entity has agreed to pay or make its assets available to pay creditors of WRI, any of its affiliates, or any other person or entity. Neither WRI nor any of its affiliates has agreed to pay or make its assets available to pay creditors of any Bankruptcy Remote Entity (other than any agreement by a Bankruptcy Remote Entity to pay its own creditors). No affiliate of any Bankruptcy Remote Entity has agreed to pay or make its assets available to pay creditors of any Bankruptcy Remote Entity.

The  accounts  of  the  Bankruptcy  Remote   Entities   are  included  in  WRI's
consolidated financial statements because WRI exercises financial and operating control over each of these entities.

NOTE  18.  EMPLOYEE  BENEFIT  PLANS

WRI has a Savings and Investment Plan pursuant to which eligible employees may elect to contribute from 1% of their salaries to the maximum amount established annually by the Internal Revenue Service. Employee contributions are matched by WRI at the rate of $.50 per $1.00 for the first 6% of the employee's salary. The employees vest in the employer contributions ratably over a six-year period. Compensation expense related to the plan was $.5 million in both 2003 and 2002 and $.4 million in 2001.

WRI also has an Employee Share Purchase Plan under which .4 million of WRI common shares have been authorized. These shares, as well as common shares purchased by WRI on the open market, are made available for sale to employees at a discount of 15%. Shares purchased by the employee under the plan are restricted from being sold for two years from the date of purchase or until termination of employment with WRI. A total of 19,220, 23,033 and 23,792 shares were purchased by employees at an average price of $28.90, $20.08 and $17.22 during 2003, 2002 and 2001, respectively.

Prior to April 1, 2002, WRI maintained a non-contributory pension plan covering substantially all of its employees. Effective April 1, 2002, WRI converted to a non-contributory cash balance retirement plan under which each participant received an actuarially-determined opening balance. Annual additions to each participant's account include a service credit ranging from 3-5% of compensation, depending on years of service, and an interest credit based on the ten-year US Treasury Bill rate. Vesting generally occurs after five years of service. Certain participants were grandfathered under the prior pension plan. Reconciliation of the benefit obligation, plan assets at fair value, funded status of the plan and net amount recognized are as follows (in thousands):



                                                                2003       2002
                                                             ---------  ---------
     Benefit obligation at beginning of year. . . . . . . .  $ 13,290   $ 12,197
     Service cost . . . . . . . . . . . . . . . . . . . . .       509        384
     Interest cost. . . . . . . . . . . . . . . . . . . . .       870        807
     Amendments . . . . . . . . . . . . . . . . . . . . . .               (1,407)
     Assumption changes . . . . . . . . . . . . . . . . . .                1,607
     Actuarial loss . . . . . . . . . . . . . . . . . . . .       704        115
     Benefit payments . . . . . . . . . . . . . . . . . . .      (433)      (413)
                                                             ---------  ---------
     Benefit obligation at end of year. . . . . . . . . . .  $ 14,940   $ 13,290
                                                             =========  =========

     Fair value of plan assets at beginning of year . . . .  $  9,183   $ 10,826
     Actual return on plan assets . . . . . . . . . . . . .     2,089     (1,230)
     Employer contributions . . . . . . . . . . . . . . . .       550
     Benefit payments . . . . . . . . . . . . . . . . . . .      (433)      (413)
                                                             ---------  ---------
     Fair value of plan assets at end of year . . . . . . .  $ 11,389   $  9,183
                                                             =========  =========

     Funded status. . . . . . . . . . . . . . . . . . . . .  $ (3,551)  $ (4,107)
     Unrecognized actuarial loss. . . . . . . . . . . . . .     2,680      3,481
     Unrecognized prior service cost. . . . . . . . . . . .    (1,151)    (1,279)
                                                             ---------  ---------
     Pension liability. . . . . . . . . . . . . . . . . . .  $ (2,022)  $ (1,905)
                                                             =========  =========

     Amounts recognized in the Consolidated Balance Sheets:
     Accrued benefit liability. . . . . . . . . . . . . . .  $ (2,635)  $ (3,477)
     Accumulated other comprehensive loss . . . . . . . . .       613      1,572
                                                             ---------  ---------
     Net amount recognized. . . . . . . . . . . . . . . . .  $ (2,022)  $ (1,905)
                                                             =========  =========


The  components  of  net  periodic  benefit  cost are as follows (in thousands):




                                                    2003      2002         2001
                                                   ------    -------    ---------
     Service cost . . . . . . . . . . . . . . . .  $ 509     $  384     $    556
     Interest cost. . . . . . . . . . . . . . . .    870        807          825
     Expected return on plan assets . . . . . . .   (807)      (961)      (1,092)
     Prior service cost . . . . . . . . . . . . .   (128)      (128)
     Recognized (gain) loss . . . . . . . . . . .    224                    (158)
                                                   ------    ------     ---------

          Total . . . . . . . . . . . . . . . . .  $ 668     $  102     $    131
                                                   ======    =======    =========



The  assumptions  used  to  develop  periodic  expense  are  shown  below:



                                                                       2003      2002      2001
                                                                       -----     -----     -----
     Discount rate for net periodic benefit cost. . . . . . . . . . .  6.50%     7.50%     7.50%
     Salary scale increases for net periodic benefit cost . . . . . .  4.00%     5.00%     5.00%
     Long-term rate of return on assets . . . . . . . . . . . . . . .  8.75%     9.00%     9.00%



The selection of the discount rate follows the guidance provided in SFAS No. 87, "Employers' Accounting for Pensions". The selection of the discount rate is made annually after comparison to yields based on high quality fixed-income investments. The salary scale is the composite rate which reflects anticipated inflation, merit increases, and promotions for the group of covered participants. The long-term rate of return is a composite rate for the trust. It is derived as the sum of the percentages invested in each principal asset class included in the portfolio multiplied by their respective expected rates of return. WRI considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio. This analysis resulted in the selection of 8.75% as the long-term rate of return assumption for 2003.


The assumptions used to develop the actuarial present value of the benefit obligations were:



                                               2003      2002      2001
                                               -----     -----     -----
     Discount rate. . . . . . . . . . . . . .  6.25%     6.50%     7.50%
     Salary scale increases . . . . . . . . .  4.00%     4.00%     5.00%




Contributions expected to be paid to the plan during 2004 are approximately $500,000.


The measurement dates for the non-contributory pension plan were December 31, 2003 and December 31, 2002. The participant data used in determining the liabilities and costs was collected as of January 1, 2003.

The fair value of the major categories of plan assets as provided by the plan trustee is as follows (in thousands):




                                                     AS OF DECEMBER 31, 2003
                                                     -----------------------
     Cash and short-term investments . . . . . . . .  $    357           3%
     Mutual funds - equity . . . . . . . . . . . . .     8,062          71%
     Mutual funds - fixed income . . . . . . . . . .     2,970          26%
                                                      ---------        ----
                    Total. . . . . . . . . . . . . .  $ 11,389         100%
                                                      =========        ====



WRI's investment policy and strategy for plan assets require that plan assets be allocated based on a "Broad Market Diversification" model. For purposes of classifying domestic stock funds, approximately 65% of plan assets will be allocated to large company funds and 20% to mid and small-company funds. Approximately 15% of the overall stock allocation will be in the foreign stock category. The remaining balance of plan assets is in the fixed-income component of the portfolio that is divided between a short-term bond option and at least two intermediate-term bond options. On a semi-annual basis, the plan assets are rebalanced to maintain this asset allocation. Selected investment funds are monitored as reasonably necessary to permit the WRI Investment Committee to evaluate any material changes to the investment fund's performance.

WRI also has a non-qualified supplemental retirement plan for officers of WRI, which provides for benefits in excess of the statutory limits of its non-contributory cash balance retirement plan. The obligation is funded in a grantor trust with a mix of assets similar to the non-contributory cash balance retirement plan. We recognized expense of $.6 million in 2003 and $.4 million in both 2002 and 2001.

NOTE  19.  SEGMENT  INFORMATION

The operating segments presented are the segments of WRI for which separate financial information is available, and operating performance is evaluated regularly by senior management in deciding how to allocate resources and in assessing performance. WRI evaluates the performance of its operating segments based on net operating income that is defined as total revenues less operating expenses and ad valorem taxes. Management does not consider the effect of gains or losses from the sale of property in evaluating ongoing operating performance.

The shopping center segment is engaged in the acquisition, development and management of real estate, primarily anchored neighborhood and community shopping centers located in Texas, California, Louisiana, Arizona, Nevada, Arkansas, New Mexico, Oklahoma, Tennessee, Kansas, Colorado, Missouri, Illinois, Florida, North Carolina, Mississippi, Georgia, Utah and Maine. The customer base includes supermarkets, discount retailers, drugstores and other retailers who generally sell basic necessity-type commodities. The industrial segment is engaged in the acquisition, development and management of bulk warehouses and office/service centers. Its properties are located in Texas, Nevada, Georgia, Florida, California and Tennessee, and the customer base is diverse. Included in "Other" are corporate-related items, insignificant operations and costs that are not allocated to the reportable segments.

Information  concerning  WRI's reportable segments is as follows (in thousands):



                                                            SHOPPING
                                                             CENTER       INDUSTRIAL      OTHER          TOTAL
                                                          ------------    ----------    ----------    ------------
     2003:
          Revenues . . . . . . . . . . . . . . . . . . .  $   371,431     $  42,389     $   2,221     $   416,041
          Net operating income . . . . . . . . . . . . .      272,538        30,268         1,498         304,304
          Equity in earnings of joint ventures . . . . .        4,704           118           (79)          4,743
          Investment in real estate joint ventures . . .       32,453                         289          32,742
          Total assets . . . . . . . . . . . . . . . . .    2,397,273       295,611       230,910       2,923,794
          Capital expenditures . . . . . . . . . . . . .      429,666       105,773         1,914         537,353

     2002:
          Revenues . . . . . . . . . . . . . . . . . . .  $   321,847     $  36,123     $   2,005     $   359,975
          Net operating income . . . . . . . . . . . . .      235,407        24,653         1,497         261,557
          Equity in earnings of joint ventures . . . . .        3,779           314           (50)          4,043
          Investment in real estate joint ventures . . .       28,469                         269          28,738
          Total assets . . . . . . . . . . . . . . . . .    2,075,764       212,189       135,936       2,423,889
          Capital expenditures . . . . . . . . . . . . .      374,864         6,395         7,752         389,011

     2001:
          Revenues . . . . . . . . . . . . . . . . . . .  $   269,458     $  31,576     $   2,767     $   303,801
          Net operating income . . . . . . . . . . . . .      195,943        22,065         1,861         219,869
          Equity in earnings of joint ventures . . . . .        3,696         1,909           (58)          5,547
          Investment in real estate joint ventures . . .       25,094                         648          25,742
          Total assets . . . . . . . . . . . . . . . . .    1,775,131       215,782       104,834       2,095,747
          Capital expenditures . . . . . . . . . . . . .      615,144        44,083         3,306         662,533




Net operating income reconciles to income before discontinued operations as shown on the Statements of Consolidated Income and Comprehensive Income as follows (in thousands):





                                                               2003        2002        2001
                                                            ----------  ----------  ----------

     Total segment net operating income. . . . . . . . . .  $ 304,304   $ 261,557   $ 219,869
     Less:
          Depreciation and amortization. . . . . . . . . .     93,382      77,113      65,630
          Interest . . . . . . . . . . . . . . . . . . . .     88,871      65,863      54,473
          General and administrative . . . . . . . . . . .     13,820      11,148       9,570
          Loss on early redemption of preferred shares . .      2,739
          Income allocated to minority interests . . . . .      2,723       3,553         475
          Equity in earnings of joint ventures . . . . . .     (4,743)     (4,043)     (5,547)
          Gain on sale of properties . . . . . . . . . . .       (714)       (188)     (8,339)
                                                            ---------   ---------   ----------
     Income before discontinued operations . . . . . . . .  $ 108,226   $ 108,111   $ 103,607
                                                            ==========  ==========  ==========


NOTE  20.  QUARTERLY  FINANCIAL  DATA  (UNAUDITED)

Summarized quarterly financial data is as follows (in thousands, except per share amounts):




                                                       FIRST          SECOND                THIRD                FOURTH
                                                     ---------      ----------           ----------           ----------
2003:
     Revenues . . . . . . . . . . . . . . . . . . .  $ 96,844       $ 101,994            $ 106,379            $ 110,824
     Net income available to common shareholders. .    24,969          21,060  (1)          28,381  (2)          23,470  (1)
     Net income per common share - basic. . . . . .      0.32            0.27  (1)            0.36  (2)            0.29  (1)
     Net income per common share - diluted. . . . .      0.32            0.27  (1)            0.36  (2)            0.29  (1)

2002:
     Revenues . . . . . . . . . . . . . . . . . . .  $ 83,096       $  89,557            $  92,021            $  95,301
     Net income available to common shareholders. .    24,478          26,395               34,486  (2)          26,752
     Net income per common share - basic. . . . . .      0.32            0.34                 0.44  (2)            0.34
     Net income per common share - diluted. . . . .      0.31            0.34                 0.44  (2)            0.34


          (1) The change is primarily the result of non-cash charges for the redemption of preferred shares during the quarter.
          (2) The change is primarily the result of gains on the sale of properties during the quarter.



                                     * * * *

ITEM  12.     SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL OWNERS AND MANAGEMENT

     Incorporated herein by reference to the "Share Ownership of Certain Beneficial Owners" section of WRI's definitive Proxy Statement for the Annual Meeting of Shareholders to be held April 23, 2004.

     The following table summarizes the equity compensation plans under which WRI's common shares may be issued as of December 31, 2003:




                                           NUMBER OF SHARES TO      WEIGHTED AVERAGE
                                         BE ISSUED UPON EXERCISE    EXERCISE PRICE OF     NUMBER OF SHARES
                                         OF OUTSTANDING OPTIONS,  OUTSTANDING OPTIONS,   REMAINING AVAILABLE
        PLAN CATEGORY                      WARRANTS AND RIGHTS     WARRANTS AND RIGHTS   FOR FUTURE ISSUANCE
-----------------------------            -----------------------  --------------------   --------------------

Equity compensation plans
    approved by shareholders. . . . . . .       3,092,536             $      22.01           1,882,056

Equity compensation plans not
    approved by shareholders. . . . . . .
                                         -----------------------  --------------------   --------------------

                        Total . . . . . .       3,092,536             $      22.01           1,882,056
                                         =======================  ====================   ====================



ITEM  15.     EXHIBITS,  FINANCIAL  STATEMENT  SCHEDULES AND REPORTS ON FORM 8-K

     (1)     Financial  Statement  Schedules:
             =================================

               SCHEDULE                                                 PAGE
               --------                                                 ----

                  II     Valuation and Qualifying Accounts. . . . . . .  39
                  III    Real Estate and Accumulated Depreciation . . .  40
                  IV     Mortgage Loans on Real Estate. . . . . . . . .  42

                                                                     SCHEDULE II

                                     WEINGARTEN REALTY INVESTORS
                                  VALUATION AND QUALIFYING ACCOUNTS
                                   DECEMBER 31, 2003, 2002 AND 2001

                                        (AMOUNTS IN THOUSANDS)


                                                               Charged
                                                 Balance at    to costs   Charged                  Balance
                                                 beginning       and      to other  Deductions    at end of
                Description                      of period     expenses   accounts     (A)          period
             -----------------                   ----------    ---------  --------  ----------    ---------
2003:
     Allowance for Doubtful Accounts. . . . . . .  $ 4,302     $ 3,637                $ 3,873     $ 4,066
2002:
     Allowance for Doubtful Accounts. . . . . . .  $ 2,926     $ 3,869                $ 2,493     $ 4,302
2001:
     Allowance for Doubtful Accounts. . . . . . .  $ 1,884     $ 3,764                $ 2,722     $ 2,926


-------------------
Note  A  -  Write-offs  of  accounts  receivable  previously  reserved.

                                                                    SCHEDULE III




                                                     WEINGARTEN REALTY INVESTORS
                                              REAL ESTATE AND ACCUMULATED DEPRECIATION
                                                          DECEMBER 31, 2003

                                                       (AMOUNTS IN THOUSANDS)


                                                           Total Cost
                                              ---------------------------------------
                                                            Buildings      Projects
                                                              and          Under           Total       Accumulated     Encumbrances
                                                 Land      Improvements   Development      Cost        Depreciation        (A)
                                              ----------  -------------  ------------   ------------   -------------   ------------
SHOPPING CENTERS:
      Texas. . . . . . .. . . . . . . . . .  $ 187,674    $   757,237                   $   944,911      $ 296,879       $  57,981
      Other States . . .. . . . . . . . . .    350,500      1,382,737                     1,733,237        164,761         455,226
                                             ----------   ------------    ----------    ------------     ----------      ----------
          Total Shopping Centers. . . . . .    538,174      2,139,974                     2,678,148        461,640         513,207
INDUSTRIAL:
      Texas. . . . . . .. . . . . . . . . .     32,591        166,957                       199,548         44,065           2,555
      Other States . . .. . . . . . . . . .     29,070        110,027                       139,097          4,132          23,476
                                             ----------   ------------    ----------    ------------     ----------      ----------
          Total Industrial. . . . . . . . .     61,661        276,984                       338,645         48,197          26,031
OTHER:
      Texas. . . . . . .. . . . . . . . . .        534         12,545                        13,079          7,325
                                             ----------   ------------    ----------    ------------     ----------      ----------
          Total Improved Properties . . . .    600,369      2,429,503                     3,029,872        517,162         539,238
                                             ----------   ------------    ----------    ------------     ----------      ----------
LAND UNDER DEVELOPMENT
   OR HELD FOR DEVELOPMENT:
      Texas. . . . . . .. . . . . . . . . .                               $  30,949          30,949
      Other States . . .. . . . . . . . . .                                  12,622          12,622
                                             ----------   ------------    ----------    ------------     ----------      ----------
          Total Land Under Development
             or Held for Development. . . .                                  43,571          43,571
                                             ----------   ------------    ----------    ------------     ----------      ----------
PROPERTY HELD FOR SALE:
      Texas. . . . . . .. . . . . . . . . .      3,603         15,809            66          19,478
                                             ----------   ------------    ----------    ------------     ----------      ----------
          Total Property Held for Sale. . .      3,603         15,809            66          19,478
                                             ----------   ------------    ----------    ------------     ----------      ----------
LEASED PROPERTY
   (SHOPPING CENTERS)
   UNDER CAPITAL LEASE:
      Texas. . . . . . .. . . . . . . . . .                     9,048                         9,048            697
      Other States . . .. . . . . . . . . .                    29,054                        29,054          9,516          12,467
                                             ----------   ------------    ----------    ------------     ----------      ----------
          Total Leased Property
             Under Capital Lease. . . . . .                    38,102                        38,102         10,213          12,467
                                             ----------   ------------    ----------    ------------     ----------      ----------
CONSTRUCTION IN
   PROGRESS:
      Texas. . . . . . .. . . . . . . . . .                                  24,062          24,062
      Other States . . .. . . . . . . . . .                                  45,006          45,006
                                             ----------   ------------    ----------    ------------     ----------      ----------
          Total Construction in
             Progress. .. . . . . . . . . .                                  69,068          69,068
                                             ----------   ------------    ----------    ------------     ----------      ----------

          TOTAL OF ALL PROPERTIES . . . . .  $ 603,972    $ 2,483,414     $ 112,705     $ 3,200,091      $ 527,375       $ 551,705
                                             ==========   ============    ==========    ============     ==========      ==========



Note  A  -   Encumbrances do not include $21.0 million outstanding under a $30 million 20-year term loan, payable to a group of  insurance companies secured by  a property  collateral pool  including  all  or  part  of  three  shopping centers.

                                                                    SCHEDULE III
                                                                     (CONTINUED)


     The changes in total cost of the properties for the years ended December 31, 2003, 2002 and 2001 were as follows:




                                           2003             2002             2001
                                       ------------     ------------     ------------
Balance at beginning of year. . . . .  $ 2,695,286      $ 2,352,393      $ 1,728,414
Additions at cost . . . . . . . . . .      537,353          389,011          662,533
Retirements or sales. . . . . . . . .      (32,548)         (46,118)         (38,554)
                                       ------------     ------------     ------------

Balance at end of year. . . . . . . .  $ 3,200,091      $ 2,695,286      $ 2,352,393
                                       ============     ============     ============



     The changes in accumulated depreciation for the years ended December 31, 2003, 2002 and 2001 were as follows:


                                          2003           2002           2001
                                       ----------     ----------     ----------
Balance at beginning of year. . . . .  $ 460,832      $ 402,958      $ 362,267
Additions at cost . . . . . . . . . .     77,067         70,403         58,297
Retirements or sales. . . . . . . . .    (10,524)       (12,529)       (17,606)
                                       ----------     ----------     ----------

Balance at end of year. . . . . . . .  $ 527,375      $ 460,832      $ 402,958
                                       ==========     ==========     ==========


                                                                     SCHEDULE IV

                                       WEINGARTEN REALTY INVESTORS
                                      MORTGAGE LOANS ON REAL ESTATE
                                            DECEMBER 31, 2003

                                         (AMOUNTS IN THOUSANDS)


                                                            Final              Periodic               Face       Carrying
                                             Interest      Maturity            Payment             Amount of     Amount of
                                               Rate          Date               Terms              Mortgages   Mortgages(A)
                                             --------      --------       ------------------       ---------   ------------
SHOPPING CENTERS:
     FIRST MORTGAGES:
           Eastex Venture
              Beaumont, TX
              (Note D) . . . . . . . . . .     6.75%       10-31-09       $ 314 Annual P & I       $  2,300      $ 1,574

           Main/O.S.T., Ltd.
              Houston, TX
              (Note D) . . . . . . . . . .     9.3%        02-01-20       $ 476 Annual P & I          4,800        4,250
                                                                            ($1,241 balloon)

INDUSTRIAL:
     FIRST MORTGAGES:
           South Loop Business Park
              Houston, TX
              (Note D) . . . . . . . . . .     9.25%       11-01-07       $  74 Annual P & I            439          236


UNIMPROVED LAND:
     SECOND MORTGAGE:
           River Pointe, Conroe, TX
              (Notes B and D). . . . . . .     Prime       12-01-04            Varying               12,000        2,698
                                                +1%                       ($2,698 balloon)
                                                                                                   ---------     --------

TOTAL MORTGAGE LOANS ON
         REAL ESTATE (Note D). . . . . . .                                                         $ 19,539      $ 8,758
                                                                                                   =========     ========

------------------------------------
Note  A  -     The  aggregate  cost  at  December  31,  2003  for federal income tax purposes is $8,758.
Note  B  -     Principal payments are due monthly to the extent of cash flow generated by the underlying property.
Note  C  -     Changes  in  mortgage  loans  for  the  years  ended December 31, 2003, 2002 and 2001 are summarized  below.
Note  D  -     Represents  WRI  share  of  mortgage  loans  to  joint  ventures.





                                         2003            2002            2001
                                       --------       ---------       ---------
     Balance, Beginning of Year . . .  $ 9,006        $ 10,627        $ 14,327
     Additions to Existing Loans. . .       80             173             205
     Collections of Principal . . . .     (328)         (1,794)         (3,905)
                                       --------       ---------       ---------

     Balance, End of Year . . . . . .  $ 8,758        $  9,006        $ 10,627
                                       ========       =========       =========
